As filed with the Securities and Exchange Commission on September 30, 1997
                                                      Registration No. 333-32051

                       SECURITIES AND EXCHANGE COMMISSION
                               Washington DC 20549

                                 AMENDMENT NO. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                      -----
                       PLAY CO. TOYS & ENTERTAINMENT CORP.
        (Exact name of Small Business Issuer as specified in its Charter)

Delaware            2330                               95-3024222
(State of           (Primary Standard Industrial       I.R.S. Employer
Incorporation)      Classification Code)               Identification No.

                              550 Rancheros Drive
                          San Marcos, California 92069
                                 (760) 471-4505
               (Address and Telephone Number of Principal Offices)

                            Richard Brady, President
                               550 Rancheros Drive
                             San Marcos, California
                                 (760) 471-4505
                          (Name, address and telephone
                               number of agent for
                               service) Copies To:
David S. Klarman, Esq.                                 Eric Kloper, Esq.
Klarman & Associates                                   315 West 57th Street
2694 Bishop Drive                                      Suite 8E
San Ramon, CA 94583                                    New York, NY 10019
(510) 830-8801                                         (212) 581-9278
(510) 830-8821 (fax)                                   (212) 489-7451 (fax)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          CALCULATION OF REGISTRATION FEE


====================================================================================================================================
  Title of each class                                         Proposed maximum            Proposed maximum             Amount of
    of securities                       Amount to be           offering price               aggregate                 registration
  to be registered                       registered             per Unit (1)              Offering price(1)               fee(2)
------------------------------------------------------------------------------------------------------------------------------------
Series E Preferred Stock,
$.01 par value                          750,000                   $4.00               $ 3,000,000                       $ 1,034.40
------------------------------------------------------------------------------------------------------------------------------------
Series E Preferred Stock                1,500,000
Purchase Warrants                                                 .10                   150,000                         51.72
------------------------------------------------------------------------------------------------------------------------------------
Series E Preferred Stock,               1,500,000
$.01 par value(3)                                                 5.00                 7,500,000                        2,586.00
------------------------------------------------------------------------------------------------------------------------------------
Series E Preferred Stock,
$.01 par value(4)                       250,000                   4.00                 1,000,000                        344.80
====================================================================================================================================
Series E Preferred  Stock
Purchase Warrants(5)                    500,000                   .10                  50,000                           17.24
====================================================================================================================================
Series E Preferred Stock,
$.01 par value(6)                       500,000                   5.00                 2,500,000                        862.00
====================================================================================================================================
Totals...........                                                                         $14,200,000                   $4,896.16
====================================================================================================================================


     (1) Total estimated solely for the purpose of determining the registration fee.

     (2) Calculated pursuant to Rule 457(a) based on a bona fide estimate of the maximum Offering price.

     (3)  Issuable   upon   exercise  of  the   Warrants,   together  with  such
indeterminate number of securities as may be issuable by reason of the anti-dilution provisions contained therein.

     (4) Shares of Series E Preferred Stock being offered by a certain "Selling Securityholder" which may be sold from time to time, subject to a 90 day lock up. See "Principal Securityholders."

     (5) Represents Warrants being offered by the Selling Securityholder which may be sold from time to time, subject to a 90 day lock up. See "Principal Securityholders."

     (6) Represents the resale of shares of Series E Stock issuable upon the exercise of Warrants owned by the Selling Securityholder either (i) pursuant to the Selling Securityholder's exercise of such Warrants and the resale of the shares issued pursuant thereto; or (ii) pursuant to the exercise of the Warrants by a purchaser thereof and the resale of the shares issued pursuant thereto, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

                 Cross Reference Sheet Pursuant to Rule 404 (a)
                      Showing the Location In Prospectus of
                   Information Required by Items of Form SB-2


     Item in Form SB-2                                                          Prospectus Caption

 1.  Front of Registration
     Statement and Outside Front
     Cover Page of Prospectus                                                   Cover Page and Cover Page of Registration Statement

 2.  Inside Front and Outside
     Back Cover Pages of
     Prospectus                                                                 Continued Cover Page, Table of Contents

 3.  Summary Information and                                                    Prospectus Summary, Risk Factors, Summary
     Risk Factors                                                               Financial Information

 4.  Use of Proceeds                                                            Use of Proceeds

 5.  Determination of Offering
     Price                                                                      Cover Page, Underwriting, Risk Factors

 6.  Dilution                                                                   Risk Factors

 7.  Selling Securityholders                                                    Not Applicable

 8.  Plan of Distribution                                                       Cover Page, Underwriting

 9.  Legal Proceedings                                                          Business

10.  Directors, Executive Officers,
     Promoters, and Certain Control
     Persons                                                                    Management

11.  Security Ownership of
     Certain Beneficial Owners                                                  Principal Securityholders
     and Management

12.  Description of Securities                                                  Description of Securities




                                      -iii-



13.  Interest of Named Experts
     and Counsel                                                                Legal Opinions, Experts


14.  Disclosure of Commission Position                                          Management and Item 24. Indemnification
     on Securities Act Liabilities                                              Officers and Directors

15.  Organization Within Five Years                                             Prospectus Summary, Business, Principal
                                                                                Securityholders, Certain Relationships and Related
                                                                                Transactions, Risk Factors

16.  Description of Business                                                    Business

17.  Management's Discussion
     and Analysis or Plan of Operation                                          Management's Discussion and Analysis of Financial
                                                                                Condition and Results of Operations

18.  Description of Property                                                    Business

19.  Certain Relationships and Related
     Transactions                                                               Certain Relationships and Related Transactions

20.  Market for Common Equity                                                   Not Applicable
     and Related Stockholder
     Matters

21.  Executive Compensation                                                     Management

22.  Financial Statements                                                       Financial Statements

23.  Changes in and Disagreements                                               Business
     with Accountants and Financial
     Disclosure

          Preliminary prospectus subject to completion, dated September 30, 1997

PROSPECTUS
                       PLAY CO. TOYS & ENTERTAINMENT CORP.

         750,000 Shares Series E Preferred Stock and 1,500,000 Warrants 250,000 Shares of Series E Preferred Stock and 500,000 Warrants
                       Offered by a Selling Securityholder

          This Prospectus relates to an offering (the "Offering") of 750,000 shares (the "Shares") of the Series E Preferred Stock, par value $.01 per share (the "Series E Stock"), of Play Co. Toys & Entertainment Corp. (the "Company") and 1,500,000 redeemable Series E Stock purchase warrants (the "Warrants") being sold by the Company through the Underwriter in this Offering. Each Warrant entitles the holder thereof to purchase one share of Series E Preferred Stock at a price of $5.00 for a period of four years commencing one year from the date the Offering closes (the "Closing Date"). An additional 250,000 shares of Series E Stock and 500,000 Warrants may be sold from time to time by a certain selling securityholder (the Selling Securityholder"), subject to a 90 day lock up agreement commencing on the Closing Date. The Company will not receive any of the proceeds from the sale of any securities sold by the Selling Securityholder. Each share of the Series E Stock is convertible, at the option of the holder, two years from issuance, into six shares of the Company's Common Stock, par value $0.01 per share. The Warrants are redeemable by the Company at any time, commencing one year from the Closing Date, upon 30 days' prior notice, at a redemption price of $.05 each, provided that the closing bid quotation of the Series E Stock for at least 20 consecutive trading days, ending on the third day prior to the date on which the Company gives notice, has been at least 170% of the exercise price of the Warrants being redeemed. The Warrants will remain exercisable during the 30 day notice period. The Series E Stock and the Warrants (sometimes collectively referred to as the "Securities") offered hereby will be separately tradable immediately upon issuance and may be purchased separately. Investors will not be required to purchase shares of Series E Stock and Warrants together or in any particular ratio.

         The Securities offered hereby are being offered by the Underwriter on a "best efforts, all or none" basis during an initial period of 90 days from the date hereof, which may be extended for an additional 90 days. Pending the sale of the Securities, all proceeds from the sale of the Securities offered hereby will be deposited in a non-interest bearing escrow account at Gotham Bank of New York. Unless all the Securities are sold within 90 days from the date of this Prospectus (which period may be extended for an additional 90 days by agreement of the Underwriter and the Company), the Offering will terminate, and all funds will be returned promptly to the subscribers by the escrow agent without deduction or interest. During the 90 day selling period (and 90 day extension, if any), potential purchasers will not have the opportunity to have their funds returned. See "Risk Factors" and "Underwriting."

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
                  IMMEDIATE SUBSTANTIAL DILUTION TO INVESTORS.
                               SEE "RISK FACTORS."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


=================================================================================================================
                                       Price to                    Discounts and              Proceeds to
                                       Public(1)                  Commission (1)            the Company (2)
-----------------------------------------------------------------------------------------------------------------
Per Share..........                      $4.00                         $0.40                     $3.60
-----------------------------------------------------------------------------------------------------------------
Per Warrant.......                       $0.10                         $0.01                     $0.09
-----------------------------------------------------------------------------------------------------------------
Total (3)...........                  $3,150,000                     $315,000                  $2,835,000
=================================================================================================================

     (1) All proceeds from subscriptions for the Securities will be deposited in a non-interest bearing escrow account at Gotham Bank of New York. If all of the Securities are not subscribed for within 90 days (which period may be extended for an additional 90 days), all funds received promptly will be refunded, in full, to subscribers, without interest or deduction, in accordance with an escrow agreement with Gotham Bank of New York.

     (2) Does not include additional compensation to be received by the Underwriter, including (i) a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering and (ii) a right of first refusal with respect to certain future financings for three years. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."

     (3) Before deduction of expenses of the Offering, all of which are payable by the Company, estimated at $335,000, which includes the Underwriter's non-accountable expense allowance as well as filing, legal, accounting, printing, and other costs and expenses.

                          WEST AMERICA SECURITIES CORP.
                The date of this Prospectus is September 30, 1997

         Prior to this Offering, there has been a limited public market for the Company's Common Stock and no market for the Series E Stock and Warrants. Until September 24, 1997, the Company's Common Stock was listed on the Nasdaq SmallCap Stock Market ("Nasdaq") under the symbol "PLCO." The Company expects that its Common Stock together with the Series E Stock and Warrants will trade on the over-the-counter market on the OTC Bulletin Board upon the consummation of this Offering. There can be no assurance that any market will develop or that if developed, such market will be sustained for any of the Company's Securities for any period of time. The Company intends to seek the listing of its securities on an exchange upon completion of this offering, although no assurance can be given as to whether any such listing will be obtained. Quotation on the OTC Bulletin Board, Nasdaq, or on an exchange does not imply that a meaningful sustained market for the Company's Securities will develop or that if developed, such market will be sustained for any period of time. The offering price of the shares and the offering price and exercise price of the Warrants have been determined in negotiations between the Company and the Underwriter on an arbitrary basis and bear no direct relationship to the assets, earnings, or any other recognized criteria of value. The prices should in no event, however, be regarded as an indication of any future market price of the Series E Stock, the Warrants, shares of Series E Stock underlying same, or the shares of Common Stock underlying the Series E Stock. See "Risk Factors."

         The Securities are being offered by the Underwriter named herein, as agent for the Company, subject to prior sale when, as, and if accepted by same and subject to certain legal matters to be approved by counsel and to certain other conditions. The Company and the Underwriter reserve the right to withdraw, cancel, or modify the Offering and to reject any order in whole or in part.

         ALL PAYMENT FOR THE SERIES E STOCK AND WARRANTS OFFERED HEREBY SHALL BE MADE BY CHECK PAYABLE TO "GOTHAM BANK OF NEW YORK, AS ESCROW AGENT FOR PLAY CO. TOYS & ENTERTAINMENT CORP." See "Underwriting."

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of Series E Stock and Warrants to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company's fiscal year end is March 31. The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements, and other information with the Commission. The Company distributes to its stockholders annual reports containing audited financial statements, together with an opinion by its independent certified public accountants. In addition, the Company may, in its discretion, furnish quarterly reports to stockholders containing unaudited financial information for the first three quarters of each year.

                               PROSPECTUS SUMMARY

         The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives effect to the 1 for 3 reverse stock split in July 1997.

          Play Co. Toys & Entertainment Corp. ("the Company") was founded in 1974, at which time it operated one store under the name Play Co. Toys in Escondido, California. The Company now operates seventeen stores throughout Southern California in the Los Angeles, Orange, San Diego, Riverside, and San Bernadino Counties. Prior to its corporate restructuring in 1996 and its acquisition of Toys International ("Toys") in January 1997, the Company, which was a retailer of children's and adult toys, games, and hobby products, operated stores which averaged approximately 10,000 square feet in size and were located in highly trafficked strip shopping centers. These stores ("Company Originals") sell traditional and promotional toys.

         In the beginning of 1996, the Company redefined its corporate goals and philosophy, changing its focus from the sale of solely promotional and traditional toys to the sale of educational, new electronic interactive, and specialty and collectible toys and items. In light of its new focus, during fiscal 1997, the Company redesigned three of its Company Originals, opened a flagship store in Santa Clarita, and acquired three Toys stores. In August 1997, the Company opened an additional store in Clairemont and redesigned its Encinitas location to a Contemporary. In conformance with its new goals, the Company's new stores ("the Contemporaries") are smaller (3,500 to 5,200 square feet in size) and operate in "exclusive" highly trafficked malls rather than in strip shopping centers. The Company's Toys stores and Contemporaries are expected to produce improved gross profits since, in addition to carrying their historical inventory of lower margin promotional toys, they shall sell educational and electronic interactive games and toys, specialty products, and collector's toys, which generally carry higher gross margins.

         The Company proposes to redesign five Company Originals into Contemporaries and open an additional eight locations by the end of fiscal 1999. In addition to the location opened in August 1997, the Company plans to open three more locations by the end of calendar year 1997. These three locations are expected to open in October and November. The Company expects to have twenty-five locations by the end of fiscal 1999. In order to continue to adjust to consumer preferences, the Company shall take a proactive approach by continuously reviewing each individual store's sales history and prospects on an individual basis to decide on the appropriate product mix.

         The Company's executive offices are located at 550 Rancheros Drive, San Marcos, California 92069; the Company's phone number is (760) 471-4505.

                                The Offering (1)

Securities Offered (2):

                         750,000 shares of Series E Stock and 1,500,000 Warrants
                    being offered by the Company. The Series E Stock and Warrants offered hereby will be separately tradable immediately upon issuance and may be purchased separately. Investors will not be required to purchase the shares of Series E Stock and Warrants together or in any particular ratio.

Price per Share               $4.00
Price per Warrant             $  .10

Securities Outstanding
Prior to the Offering (3):

     Series E Stock                                       3,450,570 shares
     Common Stock                                         4,103,519 shares
     Warrants                                             500,000

Securities Outstanding
After the Offering:

     Series E Stock                                       4,200,570 shares
     Common Stock                                         4,103,519 shares
     Warrants                                             2,000,000

 Use Of   Proceeds:

                         The  net  proceeds  of  this  Offering,   estimated  at
                    $2,500,000, will be used to continue to implement the Company's re-direction, by opening five additional stores, redesigning six existing stores to the Company's new format and for working capital. See "Use of Proceeds."

Risk Factors

                         An  investment  in the  Securities  offered  hereby  is
                    highly speculative and involves potentially substantial dilution. The statements contained in this Prospectus which are not historical facts contain forward looking information with respect to plans, projections, or future performances of the Company, the occurrences of which involve certain risks and uncertainties as detailed herein. See "Risk Factors."

Symbols(4)                                  Common Stock.............PLCO
                                            Series E Stock...............PLCP
                                            Warrants.....................PLCOW


     (1) Unless otherwise indicated, no effect is given in this Prospectus to the issuance of (i) 1,500,000 shares of Series E Stock reserved for issuance upon the exercise of the Warrants; (ii) the conversion of any shares of the Series E Stock into Common Stock; and (iii) 50,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan.

     (2) Does not include an additional 250,000 shares of Series E Stock and 500,000 Warrants which may be sold from time to time by the Selling Securityholder, subject to a 90 day lock up agreement. See "Principal Securityholders."

     (3) Includes 250,000 shares of the Series E Stock and 500,000 Warrants purchased in June 1997 pursuant to a subscription agreement dated June 30, 1997.

     (4) Until September 24, 1997 the Company's Common Stock was listed on Nasdaq. The Company is seeking to have its Common Stock together with the Series E Stock and Warrants quoted on the OTC Bulletin Board. Quotation on the OTC Bulletin Board does not imply that a meaningful, sustained market for the Company's Securities has or will develop. See "Risk Factors" and "Market for Common Equity."

Summary Financial Data:

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

                                                    March 31,                                    June 30, 1997
                                    1994         1995            1996            1997            (Unaudited)

         Balance Sheet Data:

Working Capital (deficiency) ....$   (102,132)   $  1,805,396    $     46,589    $ (1,570,486)   $ (1,407,003)
Total Assets ....................    9,005,405      11,119,692       9,213,104       9,378,618      10,144,406
Total Current Liabilities .......    7,094,257       7,298,136       6,673,570       8,148,657       8,889,702
Long-term obligations ...........       99,274         140,218         726,007         226,925         210,672
Redeemable preferred stock ......      929,380         242,275          87,680            --              --
Stockholders' equity ............      882,494       3,439,063       1,725,847       1,003,036       1,044,032
    Common stock dividends ......           --              --              --              --              --

                                                 Fiscal Year Ended                             Three Months        Three Months
                                                       March 31,                               Ended               Ended
                                                                                               June 30, 1997       June 30, 1996
                                   1994           1995          1996           1997            (unaudited)         (unaudited)

    Operating Data:

Net sales ...................... $ 21,756,847     $ 25,374,722  $ 21,230,853   $ 19,624,276   $ 3,142,813         $ 3,184,903
Cost of sales ..................   15,001,015     16,704,757    15,132,895     13,669,104     1,973,365           2,151,718
Gross Profit .................. ($) 8,669,965     6,755,832     6,097,958      5,955,172      1,169,448           1,033,185
(%) ...........................    34.16          31.05         28.72          30.34          37.21               32.44
Operating expenses .............    8,489,222     9,292,632     9,105,515      8,881,438      2,167,430           1,837,372
Net income (loss) ............... (1,631,775)     (875,788)     (3,542,715)    (3,584,881)    (1,209,504)         (983,361)
Income (loss) per common share(1)  (1.69)         (0.87)        (2.77)         (1.29)         (.30)               (.76)
Average shares outstanding(1)      966,322        1,011,284     1,287,843      2,791,876      4,083,739           1,287,843

     (1) Adjusted for effects of 1-for-3 split of Common Stock in July 1997.

                                  RISK FACTORS

         The Securities offered hereby are speculative and involve a high degree of risk. In addition to the other information contained in this Prospectus, the following factors regarding risks associated with the Company's Business and risks related to the Offering should be carefully considered before purchasing the Securities offered by this Prospectus. The purchase of Securities should not be considered by anyone who cannot afford the risk of loss of his entire investment. The statements contained in this Prospectus which are not historical facts contain forward looking information with respect to plans, projections, or future performances of the Company, the occurrences of which involve certain risks and uncertainties as detailed herein. No assurance can be made that this plan or projections will be realized or that if realized, such plan or projections will produce the results anticipated by the Company.

1. Decline in Revenues; Continued Operating Losses; Working Capital Deficit; and Retained Earnings Deficit. The Company's revenues for the years ended March 31, 1995, 1996, and 1997 have steadily declined from $25,374,722 to $21,230,853 to
$19,624,276, respectively. The decrease in revenues has been primarily the result of the general economic downturn in the Southern California economy, increased competition, and the closing by the Company of non-profitable stores. For the years ended March 31, 1995, 1996, and 1997, the Company incurred net losses of $875,788, $3,542,715, and $3,584,881, respectively. For the three months ended June 30, 1997, the Company recorded a net loss of $1,209,504 as compared to a net loss of $983,361 for the three months ended June 30, 1996. There can be no assurance that the Company's revenues or results of operations will not decline further in the future, that the Company will not continue to have losses, or that the Company will be able to continue funding such losses if they continue.

         At June 30, 1997, the Company had a working capital deficiency of $1,407,003, an accumulated deficit of $9,259,980, and stockholders' equity of $1,044,032. The working capital deficiency and accumulated deficit could adversely affect the Company's ability to conduct its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     2. Markets for Products and Services; Change in Business Focus. In the beginning of 1996, management of the Corporation realized the need for change in its corporate focus. It found there was a large demand for educational and promotional toys and collectibles and thus decided to change its business plan to focus on these markets. To this end, the Corporation acquired three new store leases through its purchase of substantially all of the assets of Toys, opened two new stores, including a flagship store in Santa Clarita, California, and developed a new store design and marketing format which provides an interactive setting together with a retail operation. This new format includes the opening of new stores primarily in malls instead of strip centers where most of the Corporation's current stores are located. There can be no assurance that this new direction and marketing focus will be successful or that the Company will have the funding to fully implement its business plan. See "Business-Company Outlook."

     3. Dependence on Supplier Credit; Decrease in Credit Lines. The Company purchases approximately 95% of its products directly from manufacturers. Approximately thirty (30%) percent of the Company's inventory is purchased directly from five manufacturers. There are no written contracts and/or agreements with any individual supplier; rather, all orders are on a purchase order basis only. The Company relies on credit terms from suppliers to purchase nearly all of its inventory. Credit terms vary from supplier to supplier and are based upon many factors. including the ordering company's financial condition, account history, type of product and the time of year the order is placed. The Company typically purchases products from its suppliers on credit arrangements provided by the manufacturers. Such credit arrangements vary for reasons both within and without the control of the Company. Due to its poor financial condition and late payments on its accounts payable, the Company's credit lines with toy manufacturers have been decreased greatly which has caused a significant decrease in the Company's inventory. There can be no assurance that the Company's credit lines or the terms thereof will not be reduced further or terminated. The further reduction of credit or the terms thereof or the termination of an existing credit line or the loss of a major supplier or the deterioration of the Company's relationship with a major supplier would have a material adverse effect on the Company's business. See "Business-Financing and Supplier Credit" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     4. Competition. The retail toy industry, in general, is extremely competitive: large national and regional toy retailers as well as department store chains sell toys. The educational and interactive toy and promotional and specialty products market is also highly competitive. The Company is in direct competition with local, regional, and national toy retailers which carry various mixes of toys such as those carried by the Company's Contemporaries, though the Company is not aware of any retailer which carries the exact same product mix as the Company carries. The Company competes for the educational toy customer with other specialty stores such as Disney Stores, Warner Bros. Stores, Imaginarium, Learning Smith, Lake Shore, Zainy Brainy, and Noodle Kidoodle. In addition, with respect to the Company's Originals and their product lines, the Company competes with such retailers as Toys R Us and Kay Bee as well as department store chains such as K-mart and Wal-Mart. Moreover, since the Company's prices with respect to such product lines are in part based upon Toys R Us prices, the aggressive pricing policy of Toys R Us has resulted in the Company's having reduced its prices on many items, thereby reducing its profit margins. In addition, the toys market is particularly characterized by large retailers and discounters with intensive advertising and marketing campaigns and with deeply discounted pricing of such products. In addition, the Company faces competition from hobby vendors that market through mail order and telemarketing. Many of the Company's competitors have greater financial and marketing resources than the Company. See "Business-Competition."

     5. Narrow Profit Margins and Need to Control Expenses and Other Charges. The Company's operating history has been characterized by narrow profit margins; accordingly, the Company's earnings will depend significantly on its ability to
(i) purchase its products on favorable terms; (ii) obtain store locations on favorable price and credit terms; (iii) retail a large volume and variety of products efficiently; and (iv) provide quality support services. Moreover, small increases in expenses or other charges to income could have a material adverse effect on the Company's results of operations. There can be no assurance that the Company will be able to generate sufficient revenues or maintain sufficient control over expenses and other charges to increase profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     6. Need for Additional Financing. In order to continue its redirection and refocus, the Company shall require additional funds to (i) open additional stores; (ii) redesign existing stores; and (iii) finance continued losses during this period. Although the Company believes that the proceeds of this Offering will be sufficient to meet its anticipated cash requirements for the 12 months subsequent to the closing of this Offering, there can be no assurance that it is correct in such belief. The Company has entered into a Loan and Security Agreement with Congress. The agreement provides the Company with a secured line of credit of up to 60% of the value of all the Company's inventory, not to exceed $7,000,000 which line expires in February 1998. Congress has informed the Company that it will not exercise its option to extend the term of the credit line. In order for the Company to continue its operations, it requires a credit line to support its receivables, inventory purchases, and seasonable operations. The Company is seeking to replace its credit line, though no assurances can be given that it will be able to obtain another financing arm. This line of credit is secured by all of the Company's assets. If, for any reason, such estimates prove inaccurate, the Company's only recourse, outside the Congress line of credit, will be to seek additional financing via the sale of additional equity securities in a future public or private transaction. There can be no assurance that such financing indeed will be available. See "Business-Financing and Supplier Credit."

7. Current Litigation. The Company is currently in litigation in several venues regarding four of five stores which the Company has closed. If the courts find in favor of any one of three of the plaintiffs, then the outcome could have adverse effects on the Company and its operations. The Company anticipates that the fourth litigation will be amended to seek relief in the amount of payments due under the balance of the term of the lease; in such instance, if the court finds in favor of the plaintiff, then the outcome could have adverse effects on the Company and its operations. Such outcomes could affect the use of the proceeds of the Company and the implementation of its business plans. If the Company's funds are insufficient, then the Company may be forced to seek additional financing to implement its business plan.
See "Business-Legal Proceedings."

     8. Seasonality. The Company's business is highly seasonal with a large portion of its revenues (approximately 45% to 49% of the Company's annual sales) and profits being derived during the months of October through December. Accordingly, the Company is required to obtain substantial short-term borrowings during the first three quarters of the year to purchase inventory and for capital and operating expenditures. Historically, these borrowings have been repaid after the fourth quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-Financing and Supplier Credit."

     9. Management's Broad Discretion in the Application of Proceeds. The Company's management will have broad discretion regarding the use of proceeds of this Offering, $845,000 or 33.8%, which proceeds have been allocated to working capital. See "Use of Proceeds."

     10. Reliance Upon Management. The Company is dependent upon the personal efforts and abilities of Harold Rashbaum and Richard Brady the Company's Chairman of the Board and President, respectively, neither of whom has an employment agreement with the Company. The Company currently employs only two executive officers; Richard Brady, Chief Executive Officer, and James Frakes, Chief Financial Officer and Secretary. The loss of the services of either Mr. Rashbaum, Mr. Brady, or Mr. Frakes could adversely affect the business of the Company. The Company does not have or intend to obtain "key-man" insurance coverage on any of these individuals.

     11. Limited Utility of Tax Loss Carryforwards. At March 31, 1997, the Company had net operating loss carryforwards of approximately $8,000,000 and $4,000,000 for federal and California purposes available to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior net operating loss carryforwards is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of a company's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate. Due to the change in ownership in connection with the spin-off of the Company by American Toys, Inc. ("American Toys," now known as U.S. Wireless Corp.) to United Textiles & Toys Corp.("UTTC," formerly known as Mister Jay Fashions International, Inc.), the Company is subject to limitations on the use of its net operating loss carryforwards available as of March 31, 1997. In the event a net operating loss is incurred in the year ending March 31, 1998, use of such net operating loss carryforwards could also be limited as a result of this Offering, grants of options under the 1994 Stock Option Plan, grants of options under the Employee Stock Ownership Plan, and other events. In the event the Company achieves profitable operations, any significant limitation on the utilization of the net operating loss carryforward will have the effect of increasing the Company's tax liability and reducing income and available cash resources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     12. Potential Dilution. There are 3,450,570 shares of the Series E Stock currently outstanding, none of which is convertible into shares of Common Stock for two years from issuance. Notwithstanding the foregoing, the conversion of the Series E Stock or the exercise of the Warrants will have the effect of decreasing the net tangible book value per share of Common Stock. As of the date of this Prospectus, there are 4,103,519 shares of Common Stock outstanding. For the purposes of the discussion in this paragraph, all of the following figures and calculations assume that (i) the 3,450,570 shares of Series E Stock are converted into shares of Common Stock; (ii) no value is attributed to the Warrants offered by the Company; and (iii) no options, Warrants, or other convertible securities of the Company are exercised. The pro forma tangible net book value as of June 30, 1997 is $1,044,032, or approximately $.25 per outstanding share of Common Stock ($1,044,032 / 4,103,519), or approximately $.04 per share of Common Stock assuming additional shares of Common Stock from the immediate conversion of the pro forma outstanding 3,450,570 shares of Series E Stock (3,450,570 x 6 + 4,103,519) which represents an immediate dilution of $.21 per share of Common Stock on a pro forma basis. After completion of the offering, the tangible net book value is estimated to be $3,544,032, or approximately $.86 per outstanding share of Common Stock ($3,544,032 / 4,103,519), or approximately $.12 per share of Common Stock assuming immediate conversion of all 4,200,570 shares of Series E Stock then outstanding (4,200,570 x 6 + 4,103,519) which represents an immediate dilution of $.74 per share of Common Stock on an as adjusted basis.

     13. Possible Future Dilution. The Company has authorized capital stock of 40,000,000 shares of Common Stock, par value $.01 per share. Inasmuch as the Company may use authorized but unissued shares of Common Stock without shareholder approval, there may be further dilution of the shareholders' interests. The Company may additionally sell equity securities in a future public offering or private transaction to raise additional capital. In addition, the Company may, in the future, donate shares of its Common Stock to its ESOP plan, which donation may dilute the interests of potential investors in this Offering.

     14. Dilutive Effect of Employee Stock Ownership Plan. In May 1994, the Company adopted resolutions approving a 401(k) Employee Stock Ownership Plan (the "Plan") which will cover substantially all employees of the Company. The Plan includes provisions for both an Employee Stock Ownership Plan ("ESOP") and a 401(k) Plan. The ESOP allows only contributions by the Company, which contributions can be made annually at the discretion of the Company's Board of Directors. The ESOP has been designed to invest primarily in the Company's stock. The 401(k) portion of the Plan is contributed to by the employees of the Company through payroll deductions. The Company does not match contributions to the 401(k). Contributions to the ESOP may result in an expense resulting in a reduction in earnings and may dilute the ownership interests of persons who acquire Securities in this Offering. The Company has not made any contributions to the ESOP as of the date of this Prospectus.

     15. Arbitrary Offering Price of Series E Stock and Exercise Price of Warrants. The offering price of the Series E Stock and the offering price and exercise price of the Warrants have been determined by the Company and the Underwriter on an arbitrary basis and bear no relationship to assets, earnings, or any other recognized criteria of value. There is no relationship between the offering price of the Series E Stock or the exercise price of the Warrants to the Company's assets, book value, or any other generally accepted criteria of value. Moreover, the exercise price of the Warrants should not be viewed as any indication of the future market price of the Series E Stock should any such market develop.

     16. No Commitment to Purchase Shares of Series E Stock or Warrants. Under the terms of this Offering, the Company is offering 750,000 shares of Series E Stock and 1,500,000 Warrants on a "best efforts, all or none" basis during an initial period of 90 days, which period may be extended for an additional 90 days. No commitment exists by anyone to purchase any of the shares of Series E Stock or Warrants offered hereby. Consequently, there is no assurance that the Offering will be sold. Subscribers' funds may be escrowed for as long as 180 days and then returned without interest in the event the Offering is not sold, in which case the Offering will be withdrawn. As a result, prospective purchasers of the shares of Series E Stock and Warrants will not have the use of any funds paid during the subscription period.

     17. Delisting of Securities from Nasdaq System; Risks of Low Priced Stocks, Penny-Stocks. The Nasdaq Stock Market has delisted the Company's Common Stock from trading in its market based on its belief the Company does not meet the stockholders' equity maintenance requirement of $1,000,000 and due to public interest concerns. The Company had sought appeal through the Nasdaq Listings Qualifications Panel which upheld Nasdaq's determination. The Company plans to continue to appeal Nasdaq's and the hearing panel's decision to the fullest extent of its administrative and legal remedies. The Company's management does not agree with Nasdaq's conclusions. There can be no assurances that any appeal will be successful or that if successful, any of the Company's securities will be reinstated for listing on the Nasdaq Stock Market. The Company's Securities shall be quoted on the over-the-counter market on the OTC Bulletin Board. See "Market for Common Equity."

     18. Lack of Market for Securities. At present, there is a limited market for the Company's Common Stock and no market for the Series E Stock or Warrants. There is no assurance that a regular trading market will develop for any of the Company's Securities at the conclusion of this Offering or that if one does develop, such market will be sustained. Therefore, purchasers may be unable to resell the Securities offered herein at or near their original offering price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's Securities as pledged collateral for loans even if a regular trading market develops. See "Market for Common Equity."

     19. No Dividends and None Anticipated. The Company has not paid any dividends; nor, because of its present financial status, does it have any intention to issue any dividends in the future. The Company expects that it will reinvest any profits in its business. See "Dividend Policy."

     20. Future Sales of Stock by Stockholders. Of the Company's 4,103,519 outstanding shares of Common Stock as set forth above, 3,700,902 are "restricted securities" as that term is defined under the Securities Act and in the future may only be sold in compliance with Rule 144 promulgated under the Securities Act or pursuant to an effective registration statement. All of the shares of Series E Preferred Stock are restricted securities. A sale of shares by current stockholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of the Common Stock or Series E Stock in any market that continues to exist. To the extent that both or either securities enter the market, the value and liquidity of the Common Stock or Series E Stock in the over-the-counter market may be reduced. The Company sold 250,000 shares of the Series E Stock and 500,000 Warrants, for an aggregate of $550,000, in June 1997 to the Selling Securityholder. These Securities have been registered for resale herein, subject to a 90 day lock up agreement. See "Plan of Distribution for the Securities of the Selling Securityholder." Pursuant to the subscription agreement, the Company granted the purchaser a registration right which requires the Company to register the resale of such Securities one time, commencing 90 days from the consummation of this Offering; however, in order to reduce potential expenses to the Company, the Company has agreed to register the Securities for resale in this registration statement, subject to a 90 day lock up.

     21. Penny Stock Regulation. The Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq or a stock exchange, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average revenues of at least $6,000,000 for the preceding three years. Since the Company has had more than $6,000,000 in revenues for the preceding three years, it is not a designated penny stock. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk disclosure schedule explaining the penny stock market and the risks associated therewith.

     If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this Offering to sell their securities in the secondary market. There is no assurance that trading in the Company's Securities will not be subject to these or other regulations that would adversely affect the market for such securities.

     22. Potential Adverse Effect of Redemption of Warrants. The Warrants are redeemable by the Company at any time, commencing one year from the Closing Date, upon 30 days' prior notice, at a redemption price of $.05 each, provided that the closing bid quotation of the Series E Stock for at least 20 consecutive trading days, ending on the third day prior to the date on which the Company gives notice, has been at least 170% of the exercise price of the Warrants being redeemed. The Warrants will remain exercisable during the 30 day notice period. Redemption of the Warrants could cause the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to continue to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. The Company will not redeem the Warrants at any time in which its registration statement is not current, so that investors will be able to exercise their Warrants during the 30-day notice period in the event of a Warrant redemption by the Company. See "Description of Securities-Warrants."

     23. Restrictions on Exercise of Warrants; Necessity for Updating Registration Statement. The Warrants offered hereby are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Preferred Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. The Company shall file amendments to this Registration Statement and must have same declared effective before the Warrants may be exercised. The Company shall undertake to use its best efforts to have all of the shares of Preferred Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants; there is no assurance that it will be able to do so. The Company will notify all Warrantholders and its transfer agent that the Warrants may not be exercised in the event there is no current prospectus.

     Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the after-market or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and Warrantholders would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities
- Warrants."

     24. Limited Experience of Underwriter. The Underwriter, West America Securities Corp., was incorporated in December 1993. Prior to this Offering, the Underwriter has not participated in any underwritings. Prospective purchasers of the Series E Stock and Warrants offered hereby should consider the Underwriter's lack of experience in underwritten public offerings. See "Underwriting."

     25. Underwriter's Possible Ability to Dominate or Influence the Market for the Securities. A significant number of the Securities offered in the Offering may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of the component Securities through or with the Underwriter. Although they have no obligation to do so, the Underwriter may exert a dominating influence on the market, if one develops, for the Company's Securities. The price, liquidity, and price volatility of the Company's Securities may be affected significantly by the degree, if any, of the Underwriter's participation in such market. See "Underwriting."

     26. Indemnification of Officers and Directors. As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the Directors to the Company or any of its shareholders for damages for breaches of their fiduciary duty as Directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against Directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against Directors and other types of shareholder litigation. See "Management."

                                DIVIDEND POLICY

         The Company has not paid cash dividends and intends to retain earnings, if any, in the foreseeable future for use in its activities. Payment of cash dividends on the Company's Common Stock in the future will be wholly dependent upon the Company's earnings, financial condition, capital requirements, and other factors deemed relevant by the Board of Directors. It is not likely that cash dividends will be paid on the Company's Common Stock in the foreseeable future.

                                 USE OF PROCEEDS

         The net proceeds of this Offering, after deducting underwriting commissions and expenses of the Offering estimated to be $335,000, will be approximately $2,500,000. The net proceeds of this Offering are intended to be used as follows:

                                                                                Percent of
Use of Proceeds                         Amount of Proceeds                      Net Proceeds
Redesigning 5 existing ..            (1)   $   500,000                          20.0%
stores

Opening 5 new stores ....            (2)     1,100,000                          44.0%

Relocating two stores (3)                       55,000                          2.2%

Working Capital (4) .....                      845,000                          33.8%

Total ...................                  $ 2,500,000                          100%


     (1) The Company shall redesign five of its existing Company Originals into Contemporaries at an estimated cost of $100,000 per store. See "Business-Company Outlook" and "Business-Merchandising Strategy; Refocusing of Corporate Direction."

     (2) The Company estimates the costs associated with leasing, constructing, and furnishing each additional store at $220,000. The Company plans to open three additional locations by the end of calendar year 1997 and an additional five locations by the end of calendar year 1998. See "Business-Company Outlook" and "Business-Financing and Supplier Credit."

     (3) Estimated costs associated with the clean up and relocation upon expiration of existing leases of two locations. See "Business- Properties."

     (4) Funds apportioned to working capital may be used to fund the redesign of Company Originals or the opening of additional store locations and to purchase inventory. In addition, the Company may use the proceeds for general corporate purposes, such as salaries or lease payments and other administrative expenses. Currently, the Company's operations are not sufficient to enable it to pay all of its administrative expenses. Any proceeds received from the exercise of the Warrants, if any, shall be used for working capital as stated herein. The Company does not anticipate using any of the proceeds of this Offering to merge or acquire assets of another company and presently has no plans, commitments, or agreements and is not currently involved in any discussions with regards to any acquisition or merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Company believes that the proceeds of this Offering, cash flow from operations, and currently available financing sources will be sufficient to meet its anticipated cash requirements for a period of 12 months following the completion of this Offering. The Company does not expect that it will be required to raise any additional capital within the next twelve months. If for any reason such estimates prove inaccurate, the Company may be forced to seek additional financing. There can be no assurance that in the event additional financing is needed, it will be available to the Company, or that if available, such financing will be on terms acceptable to the Company. The problems, expenses, and complications sometimes encountered by a relatively small business, as well as changes in economic conditions, the regulatory environment, or the Company's operations, may make shifts in the allocation of funds necessary or desirable.

         The Company presently has no agreement to enter into, nor does it anticipate entering into, any agreement(s) to acquire any company or the assets of any company. The Company has neither had any discussions nor entered into any negotiations for such purposes.

         Any additional proceeds received from the purchase of additional Securities by the exercise of Warrants will be added to the Company's working capital. No proceeds from this Offering will be paid to any Officer or Director of the Company, to any Company affiliates or associates as reimbursement for expenses of the Offering, or for any type of fee or remuneration, except that the proceeds from this Offering may be used for general corporate expenses including the payment of salaries in the event the Company's income from operations does not meet its cash requirements.

         Any of the Offering proceeds apportioned to working capital, while not being used as described above, will be deposited in an interest-bearing bank or money market accounts, short-term United States Government securities, or bank certificates of deposit. There will not be any other type of investment made with such proceeds.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at June 30, 1997 and as adjusted to give effect to the issuance and sale of the Securities offered by the Company hereby, assuming that the Warrants have no value.

                                                                                                June 30, 1997
                                                                                Actual ........   As Adjusted
                                                                                                (Unaudited)

Total Liabilities ............................. .............................   $  9,100,374    $  9,100,374


Stockholders' Equity:

         Series E Preferred Stock,  $.01 par value,  5,000,000 shares authorized
         3,450,570 outstanding actual, 4,200,570 issued and outstanding
         as adjusted .(1)                                                       3,700,570       6,081,570

         Common Stock, $.001 par value,
         40,000,000 shares authorized,
         and 4,103,519 shares issued
         and outstanding actual ..                                              41,035          41,035

Additional Paid-in Capital .....................................................6,562,407       6,681,407

Accumulated deficit ............................................................(9,259,980)     (9,259,980)

Total Stockholders' Equity (deficit) .........................................  1,044,032       3,544,032

Total Capitalization ...........................................................$ 10,144,406    $ 12,644,406


     (1) Includes 250,000 shares of Series E Stock and 500,000 Warrants subscribed as of June 30, 1997 of which the proceeds of $550,000 were received in August 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

Results of Operations

         Statements contained in this Prospectus which are not historical facts may be considered forward looking information with respect to plans, projections, or future performance of the Company as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected.

         The Company's operations are substantially controlled by UTTC, the Company's parent. UTTC currently owns approximately 59.3% of the issued and outstanding shares of the Company's Common Stock.

     For the three months ended June 30, 1997 compared to three months ended June 30, 1996

         The Company generated net sales of $3,142,813 in the three months ended June 30, 1997. This represented a decrease of $42,090, or 1.3%, from net sales of $3,184,903 in the three months ended June 30, 1996. The decline in sales is directly attributable to decreased wholesale sales, primarily to military bases, of $72,101 and to an absence of video rental income compared to $27,173 of such income in the prior period. Prior to the beginning of the period ended June 30, 1997, management had determined that the video rental market had become unprofitable and, accordingly, exited that market. Excluding the video rental and wholesale related sales, the Company's sales from its stores actually increased by $57,184, or 1.9%, from $2,996,759 to $3,053,943.

         The Company posted a gross profit of $1,169,448 in the three months ended June 30, 1997, an increase of $136,263, or 13.2%, from the gross profit of $1,033,185 in the three months ended June 30, 1996. This represented an improvement in the Company's gross margin from 32.4% in the June 1996 period to 37.2% in the June 1997 period. This 4.8% gross margin improvement was largely due to the ongoing implementation of the Company's new business plan to revise its product mix and retail operations to mix promotional toys with educational toys, which generally produce better margins than promotional toys.

         Operating expenses in the three months ended June 30, 1997 were $2,028,403. This represented a $286,611, or 16.5%, increase over the Company's operating expenses of $1,741,792 in the three months ended June 30, 1996. The primary reasons for the operating expense increase were an increase in rent expense of $226,338 and an increase in payroll and related expenses of $103,896. Those increases were partially offset by a reduction in advertising expense of $137,565. The operating expenses in the June 1996 period also had the benefit of $67,229 more of other income, primarily related to income received from the filming of a movie at one of the Company's stores in the earlier period.

     During the three months ended June 30, 1997, the Company recorded non-cash depreciation and amortization expenses of $139,027, a $43,447 increase from $95,580 in the period ended June 30, 1996. This increase was largely due to depreciation on the Toys International assets acquired in January 1997. Total operating expenses (operating expenses combined with depreciation and amortization) in the June 1997 period were $2,167,430, a $330,058, or 18.0%, increase from total operating expenses of $1,837,372 in the June 1996 period.

         As a result of the $330,058 increase in total operating expenses more than offsetting the $136,263 improvement in gross profit, the Company's operating loss increased by $193,797 from $804,187 during the three months ended June 30, 1996 to $997,984 during the three months ended June 30, 1997.

          Interest expense totaled $211,522 for the three months ended June 30, 1997. This represented a $32,348, or 18.1%, increase over interest expense of $179,174 in the three months ended June 30, 1996. The primary reason for the increased level of interest expense was a higher level of borrowings in the June 1997 period than in the June 1996 period.

         As a result of the above mentioned factors, the Company recorded a net loss of $1,209,506 for the three months ended June 30, 1997. This represented a $226,145 increase to the net loss of $983,361 recorded in the three months ended June 30, 1996. The net loss per common share for the June 1997 period was $(0.30) compared to a net loss per common share in the June 1996 period of $(0.76). The loss per common share decreased in the June 1997 period compared to the corresponding prior period due to an increase in the weighted average number of shares outstanding from 1,287,843 in the June 1996 period to 4,083,739 in the June 1997 period.

For the year ended March 31, 1997 compared to the year ended March 31, 1996

         The Company generated net sales of $19,624,276 in the year ended March 31, 1997 (also referred to as fiscal year 1997). This represented a decrease of $1,606,577, or 7.6%, from net sales of $21,230,853 in the year ended March 31, 1996 (also referred to as fiscal year 1996). Approximately $485,150 of the decline in sales is directly attributable to decreased sales of milk cap game products. Milk cap game products represented a significant portion of the Company's business mix in fiscal year 1995 and a lesser percentage (2.6%) of the Company's sales in the 1996 fiscal year. Milk cap game products represented an insignificant portion (.4%) of the Company's sales in fiscal year 1997.

         The Company had 21 retail locations in the year ended March 31, 1997, including 3 Toys International stores acquired on January 16, 1997. During the year ended March 31, 1996, the Company operated 20 retail locations. The Company closed four locations in fiscal year 1996. Same store sales decreased by 1.8% in fiscal year 1997 compared to fiscal year 1996.

         The Company posted a gross profit of $5,955,172 in the year ended March 31, 1997. While this represented a decrease of $142,786, or 2.3%, from the gross profit of $6,097,958 in the year ended March 31, 1996, it actually represented an improvement in the Company's gross margin from 28.7% in the 1996 fiscal year to 30.3% in the 1997 fiscal year. This 1.6% gross margin improvement was largely due to the implementation of the Company's ongoing plan to augment its traditional product base of lower margin promotional toys with a mix of educational and specialty toys, which generally produce better margins than promotional toys.

        Operating expenses in the year ended March 31, 1997 were $8,474,423. This represented a $94,254, or 1.1%, improvement over the Company's operating expenses of $8,568,677 in the year ended March 31, 1996. The primary reason for the operating expense reduction was a decrease in payroll and payroll related expenses of $73,833.

         In the year ended March 31, 1996, the Company recorded costs of $129,577 associated with the permanent closure of retail stores. No such costs were recorded in the year ended March 31, 1997. Non-cash depreciation and amortization expenses were constant at approximately $407,000 in both the 1997 and 1996 fiscal years.

         The Company's operating loss improved from $3,007,557 in the 1996 fiscal year to $2,926,266 in the 1997 fiscal year. This represented an improvement of $81,291, or 2.7%.

          Interest expense totaled $658,615 for the year ended March 31, 1997. This represented a $123,457, or 23.1%, increase over interest expense of $535,158 in the year ended March 31, 1996. The primary reason for the increased level of interest expense was a higher level of borrowings in fiscal year 1997 than in fiscal year 1996.

         During each of the years ended March 31, 1997 and 1996, the Company recorded net income tax provisions consisting only of the current portion of the minimum income taxes required by various jurisdictions including the States of California and Delaware; such amounts were immaterial and are included in operating expenses. Changes in deferred taxes were offset dollar for dollar by adjustments to the Company's valuation allowance which has reduced its net deferred tax assets to zero as of March 31, 1997 and 1996 and resulted in a net zero dollar provision for deferred income taxes for each of the years ended March 31, 1997 and 1996.

         As a result of the above mentioned factors, the Company recorded a net loss of $3,584,881 for the fiscal year ended March 31, 1997 and a net loss of $3,542,715 recorded in the fiscal year ended March 31, 1996. In fiscal year 1996, the net loss applicable to common shares differed from the net loss by $27,545, as a result of preferred stock dividends accrued in that year. The net loss per common share for the 1997 fiscal year was $(1.29) compared to a net loss per common share in the 1996 fiscal year of $(2.77). The loss per common share decreased in the 1997 year compared to the prior year due to an increase in the weighted average number of shares outstanding from 1,287,843 in fiscal year 1996 to 2,791,876 in fiscal year 1997. All share and per share amounts reflect the effects of the 1 for 3 reverse split of Common Stock.

Liquidity and Capital Resources

         At June 30, 1997, the Company had a working capital deficit of $1,407,003 compared to a working capital deficit of $1,570,486 at March 31, 1997. The Company has generated operating losses for the past several years and has historically financed those losses and its working capital requirements through sales of preferred stock. There can be no assurance that the Company will be able to generate sufficient revenues or have sufficient controls over expenses and other charges to achieve profitability.

         During the three months ended June 30, 1997, the Company used $929,762 of cash in its operations compared to $864,590 used in operations in the three months ended June 30, 1996. The Company's net loss was approximately $1.2 million and $1.0 million, respectively, in those periods.

         The Company used $64,518 of cash in its investing activities during the three months ended June 30, 1997 compared to $86,905 in the three months ended June 30, 1996.

         The Company generated $979,580 from its financing activities in the three months ended June 30, 1997 compared to the generation of $1,100,088 from financing activities in the three months ended June 30, 1996. The largest contribution to the Company's financing activities in the 1997 fiscal year was the receipt of $700,000 from the sale of preferred stock. Those proceeds were used to finance the Company's operating losses during the three months ended June 30, 1997.

         As a result of the above factors, the Company had a net decrease in cash of $14,700 in the three months ended June 30, 1997 compared to a net increase in cash of $148,593 in the three months ended June 30, 1996.

         For the year ended March 31, 1997, the Company used $2,275,962 of cash in its operations compared to $1,176,172 used in operations in the year ended March 31, 1996. The Company's net loss was approximately $3.5 million in both years. The primary factor in the $1,099,790 difference in the amount of cash consumed in operations between the two years was the generation of $1,673,284 of cash from inventories in the 1996 fiscal year compared to $431,154 of cash generated from inventories in the 1997 fiscal year.

         The Company used $1,024,127 of cash in its investing activities during the year ended March 31, 1997 compared to $322,523 in the year ended March 31, 1996. This increase was due to the addition of 3 new retail locations in the Toys International acquisition.

         The Company generated $3,285,410 from its financing activities in the year ended March 31, 1997 compared to the generation of $1,441,171 from financing activities in the year ended March 31, 1996. The largest contribution to the Company's financing activities in the 1997 fiscal year was the receipt of $2,334,000 from the sale of preferred stock. Those proceeds were used for the acquisition of Toys International and to finance the Company's operating losses.

         As a result of the above factors, the Company had a net decrease in cash of $14,679 in the year ended March 31, 1997 compared to a net decrease in cash of $57,524 in the year ended March 31, 1996.

         At June 30, 1997, the Company had an inventory financing line of credit with Congress Financial Corporation ("Congress") in connection with a Loan and Security Agreement ("Loan Agreement") that was executed on February 1, 1996. The Loan Agreement provides for maximum borrowings of $7,000,000 based on the "Cost Value of Eligible Inventory," as defined in the Loan Agreement. The Loan Agreement also requires the Company to maintain, at all times, a net worth of $500,000. The Loan Agreement requires the payment of a quarterly service fee of $10,000. The line of credit is secured by substantially all assets of the Company, is guaranteed by UTTC, and is further collateralized by $3,000,000 in letters of credit provided by Europe American Capital Corp. ("EACC"). Interest on outstanding balances is charged at prime plus 1.5%. The Loan Agreement matures February 1, 1998. Congress has notified the Company that it will not exercise its option to extend the terms of the Loan Agreement.

As compensation for the issuance of the letter of credit, the Company granted to EACC options (i) to purchase up to an aggregate of 1,250,000 shares of the Company's Common Stock at a purchase price of 25% of the closing bid price for the Common Stock on the last business day prior to exercise, for a period of six months from the date of issuance and (ii) to purchase up to an aggregate of 20,000,000 shares of the Company's newly authorized Series E Preferred Stock.

         The Company purchases approximately 95% of its products directly from manufacturers. Approximately 30% of the Company's inventory purchases are made directly from five (5) manufacturers. The Company typically purchases products from its suppliers on credit arrangements provided by the manufacturers. The five major manufacturers mentioned above generally provide credit terms of 180+ days while other vendors offer credit terms of 30 to 120 days.

         The toy industry is seasonal with approximately 45% to 49% of the Company's annual sales occurring during the months of October through December. As a result, sources of funds to repay amounts due under inventory finance arrangements with financial institutions and manufacturers are typically generated from sales during the peak selling season.

         The Company has prepared cash flow forecasts for the fiscal year ending March 31, 1998. Management acknowledges that the Company will require additional financing in addition to its support from its line of credit with Congress and from vendor credit lines in order to meet its capital requirements for the fiscal year ending March 31, 1998. In addition, the Company may require additional capital to redesign current and future retail locations to incorporate its plans to focus on the educational and specialty toy market. The Company has filed a registration statement with the Securities and Exchange Commission for an initial public offering for the Company's Series E preferred shares to meet those impending capital requirements. That offering is being led by West America Securities Corp. on a best efforts basis with an objective of raising net proceeds to the Company of approximately $2.5 million. However, there can be no assurance that this offering will be consummated. In addition, Mr. Ilan Arbel, an affiliate of EACC, in a letter dated June 10, 1997, represented his willingness to provide additional working capital to the Company, should such be necessary, through September 30, 1998.

Trends Affecting Liquidity, Capital Resources, and Operations

         The Company's sales efforts are focused primarily on a defined geographic segment, consisting of individuals in the southern California area. The Company's future financial performance will depend upon continued demand for toys and hobby items by individuals in southern California, general economic conditions within such geographic market area, the Company's ability to choose locations for new stores, the Company's ability to purchase product at favorable prices on favorable terms as well as the effects of increased competition and changes in consumer preferences.

         The toy and hobby retail industry faces a number of potentially adverse business conditions including price and gross margin pressures and market consolidation. The domination of the toy industry by Toys R Us has resulted in increased price competition among various toy retailers and declining gross margins for such retailers. Moreover, the domination of Toys R Us has resulted in the liquidation or bankruptcy of many toy retailers throughout the United States, including in the southern California market. There can be no assurance that the Company's business strategy will enable it to compete effectively in the toy industry.

        Management currently knows of no trends reasonably expected to have a material impact upon the Company's operations or liquidity in the foreseeable future. The Company's operating history has been characterized by narrow profit margins and, accordingly, the Company's earnings will depend significantly on its ability to purchase its products on favorable terms, to obtain store locations on favorable terms, retail a large volume and variety of products efficiently, and to provide quality support services. The Company's prices are, in part, based on market surveys of its competitors' prices, primarily those of Toys R Us. As a result, aggressive pricing policies, such as those used by Toys R Us, have resulted in the Company's having reduced its retail prices on many items, thereby reducing the available profit margin. Moreover, increases in expenses or other charges to income may have a material adverse effect on the Company's results of operations. There can be no assurance that the Company will be able to generate sufficient revenues or have sufficient controls over expenses and other charges to achieve profitability.

Inflation and Seasonality

         During the past few years, inflation in the United States has been relatively stable. In management's opinion, this is expected to continue for the foreseeable future. However, should the American economy again experience double digit inflation rates, as was the case in the past, the impact on prices could adversely affect the Company's operations.

         The Company's business is highly seasonal with 45 to 49% of its revenues and profits being derived during the months from October to December. Accordingly, the Company is required to obtain substantial short-term borrowing during the first three quarters of the calendar year in order to purchase inventory and to finance capital and operational expenditures. The Company's past history of negative cash flows during the fiscal year are partially a result of its seasonal business nature. The Company's cash flows are negative for most months prior to the Christmas season. The Company's negative cash flow for all months except November and December historically have been serviced via the Company's line of credit, special credit terms with vendors and from the sale of equity instruments, principally preferred stock.

New Accounting Pronouncement

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128 Earnings Per Share ("EPS"). SFAS No. 128 requires all companies to present "basic" EPS and, if they have a complex capital structure, "diluted" EPS. Under SFAS No. 128, "basic" EPS is computed by dividing income (adjusted for any preferred stock dividends) by the weighted average number of common shares outstanding during the period. "Diluted" EPS is computed by dividing income (adjusted for any preferred stock or convertible stock dividends and any potential income or loss from convertible securities) by the weighted average number of common shares outstanding during the period plus the number of additional common shares that would have been outstanding if any dilutive potential common stock had been issued. The issuance of antidilutive potential common stock should not be considered in the calculation. In addition, SFAS No. 128 requires certain additional disclosures relating to EPS. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. Thus, the Company expects to adopt the provisions of this statement in fiscal year 1998. Management does not expect the adoption of this pronouncement to have a significant impact on the Company's financial statements.

                            MARKET FOR COMMON EQUITY

         Until September 24, 1997, the Company's common stock was quoted on the Nasdaq SmallCap Stock Market. The following table sets forth representative high and low closing bid quotes as reported by a market maker during the periods stated below. The Company's Securities will be quoted on the OTC Bulletin Board upon consummation of this Offering. Bid quotations reflect prices between dealers, do not include resale mark-ups, mark-downs, or other fees or commissions, and do not necessarily represent actual transactions.


                                                     Common Stock(1)            Warrants(1)                  Units(2)
Calendar Period                                      Low      High              Low      High              Low     High
---------------                                      ---      ----              ---      ----              ---     ----

1995
01/01/95 - 02/06/95                                                                                        11 1/2  21 1/4
02/06/95 - 03/31/95                                  3 3/4    13 1/4            1 1/8    7 1/2
04/01/95 - 06/30/95                                  2 1/8    7 5/8             3/16     2 3/16
07/01/95 - 09/30/95                                  2 1/8    3 1/2             1/8      5/8
10/01/95 - 12/31/95                                  1 1/2    3 3/8             1/8      3/8

1996
01/01/96 - 03/31/96                                     7/8   2 3/8             1/8      1/4
04/01/96 - 06/30/96                                  1 1/8    3                 1/8      1/4
07/01/96 - 09/30/96                                     3/4   2 1/2
10/01/96 - 12/31/96                                   1 1/8   1 3/8

1997
01/01/97 - 03/31/97                                   1       1 1/4
04/01/97 - 06/30/97                                   1 1/8   1 1/8
07/01/97 - 09/23/97(3)                                2       3 1/8
---------------------

     (1) The Common Stock and Warrants issued in the Company's initial public offering in November 1994 started to trade separately on February 6, 1995. The Warrants expired in February 1997.

     (2) The Company's Units only traded from November 2, 1994 through February 6, 1995.

     (3) Effective September 24, 1997, Nasdaq delisted the Company's Common Stock; therefore, same have not been traded on Nasdaq since said date.

         As of June 30, 1997, there were 260 holders of record of the Company's Common Stock, although the Company believes that there are approximately 1,000 additional beneficial owners of shares of Common Stock held in street name. As of June 30, 1997, the number of outstanding shares of the Company's Common Stock was 4,103,519.

         On September  24, 1997,  the  Company's  Common Stock was delisted from trading on the Nasdaq Stock Market. The Company appealed an earlier Nasdaq determination and presented its argument at an oral hearing before the Nasdaq Listings Qualifications Panel. On September 23, 1997, the Company received a decision from the panel that based its decision to delist on its belief that the Company did not meet the stockholders' equity maintenance requirement of $1,000,000 and based on transactions it deemed "detrimental to the investing public and the public interest" concerning transactions undertaken in February 1996 with respect to options issued to an investor which provided a $2,000,000 Letter of Credit as security for the Congress credit line. See "Business-Financing and Supplier Credit." The Company's management believes that Nasdaq has erred in its determination and plans to seek all administrative and legal remedies in an attempt to overturn Nasdaq's determination. A market maker has filed a Form 2(11) in order to have the Company's Common


Stock quoted on the OTC Bulletin Board. This application is pending.

                                    BUSINESS

History

         The Company was founded in 1974, at which time it operated one store under the name Play Co. Toys in Escondido, California. The Company now operates seventeen stores throughout Southern California in the Los Angeles, Orange, San Diego, Riverside, and San Bernadino Counties. Prior to its corporate restructuring in 1996 and its acquisition of Toys International ("Toys") in January 1997, the Company, which was a retailer of children's and adult toys, games, and hobby products, operated stores which averaged approximately 10,000 square feet in size and were located in highly trafficked strip shopping centers. These stores ("the Company Originals") sell traditional and promotional toys.

Company Outlook

         In the beginning of 1996, the Company redefined its corporate goals and philosophy, changing its focus from the sale of solely promotional and traditional toys to the sale of educational, new electronic interactive, and specialty and collectible toys and items. In light of its new focus, the Company has redesigned three of its Company Originals, opened two additional locations, including a new flagship store in Santa Clarita, and acquired the three Toys stores. In conformance with its new goals, the Company's new stores ("Contemporaries") are smaller (3,500 to 5,200 square feet in size) and operate in "exclusive" highly trafficked malls rather than in strip shopping centers. The Company's Toys stores and Contemporaries are expected to produce higher gross profits since, in addition to carrying their historical inventory of lower margin promotional toys, they shall sell educational and electronic interactive games and toys, specialty products, and collector's toys, which generally carry higher gross margins.

         The Company proposes to redesign five Company Originals into Contemporaries and open an additional eight locations by the end of fiscal 1999. Three of the additional locations shall be opened by the end of calendar year ended 1997 (they are scheduled to open during October and November). The remaining new locations shall be opened by the end of calendar 1998. The Company anticipates having twenty-five locations by the end of 1999. In order to continue to adjust to consumer preferences, the Company shall take a proactive approach by continuously reviewing each individual store's sales history and prospects on an individual basis to decide on the appropriate product mix.

Acquisition of Toys International

         In January 1997, the Company acquired substantially all of the assets of Toys. The acquisition, in principal, included the assignment to the Company of the three store leases held by Toys and all of Toys' inventory. As part of the purchase agreement, the Company obtained the rights to the Toys International and Tutti Animali operating name trademarks and also assumed the existing leases at the three locations. The total purchase price was $1,024,184 which consisted mainly of inventory and certain prepaid expenses and deposits. The purchase price was paid in the form of a cash payment of $759,184 in January 1997 and the execution of two promissory Notes aggregating $265,000. In order to ensure a smooth transition in operations, the former president of Toys, Mr.
Gayle Hoepner, continued on as a consultant to the Company for a period of ninety days. The funding for the purchase of the stores was obtained through the exercise by EACC of its option to purchase Series E Stock; EACC purchased 1,200,000 shares of the Company's Series E Preferred Stock. These shares were issued to an assignee of

     EACC.  The  funding   obtained  from  the  exercise  was  $1,200,000.   See
"Business-Financing and Supplier Credit."

Merchandising Strategy; Refocusing of Corporate Direction

         Traditionally, the Company's merchandising strategy was to offer an alternative, less intimidating environment than that provided by Toys R Us, a competitor of the Company. In particular, the Company stocks all of its items at eye level (not vertically, as other stores often do), provides clerks to assist customers, and implements a policy of treating its customers with courtesy and respect. The Company's merchandise is stacked from the ground to the eye level of an adult no more than six feet high. The Company has augmented its product lines in its Contemporaries and will continue to provide these quality services to its patrons at all of its stores. As discussed herein, in the beginning of 1996, management of the Company realized the inherent value in, and thus the demand for, a retail outlet which provides a combination of (i) educational, new electronic interactive, and specialty and collectible toys and items; and (ii) traditional and promotional toys. Accordingly, it refocused its corporate objectives and changed its business plan to emphasize the marketing and sale of such goods. To achieve its goals, the Company developed a new store design and marketing format which provides an interactive setting together with a retail operation. This format and design has formed the foundation for the Company's future direction and growth plans, thereby allowing the Company to meet the demand mentioned above. The Company has thus far (i) remodeled three Company Originals as Contemporaries during fiscal year 1997; and (ii) opened two new stores, including its flagship store in Santa Clarita, California. By the end of calendar year 1997, the Company intends to open three additional Contemporaries in upscale malls rather than in strip centers where most of the Company's Company Originals are located. By the end of fiscal 1999, the Company expects to have opened eight new stores and to have redesigned five Company Originals as Contemporaries, thereby continuing the implementation of the Company's redirection and new business plan. The Company shall periodically review each individual store's sales history and prospects on an individual basis to decide on the appropriate product mix. The Company views its new corporate goals with excitement and shall continue to refocus its product lines and strategies for the future. Presently, the majority of its stores, Company Originals, will continue to offer a broad in-stock selection of products at competitive prices and with an emphasis on customer service. The Company generally prices its promotional items to be competitive with Toys R Us, using Toys R Us prices as a guideline. While the Company does not stock the depth or breadth of selection of toys for its Company Originals, as Toys R Us does, the Company does strive to stock all basic categories of toys and all television promotional items. The Company also offers a special order program for many items and offers this service free to its customers.Wholesale Operations Since June 1994, the Company has sold toy and hobby items on a wholesale basis to military bases located in Southern California. The Company presently sells toys and hobby items on a wholesale basis to the following military bases: (i) Camp Pendleton Marine Corp. Recruit Depot; (ii) Miramar Naval Base; (iii) Marine Base, Barstow, California; (iv) Marine Corp. Air Station, El Toro, California;
(v) Marine Corp. Air Station at Yuma, Arizona; and (vi) 29 Palms Marine Base in 29 Palms, California. With four of six military bases to which it sells, the Company has agreements which provide that the Company shall sell to such purchasers, on a wholesale basis, those items requested and shall give credit for those items which are not sold and are returned to the Company.
         Though the profit margin obtained from selling wholesale is low, the costs incurred in selling wholesale are minimal since the Company already has inventory, trucks, and warehouse space. The Company intends to attempt to expand its sales through additional wholesale sales of toy and hobby items to additional military bases, although there can be no assurance that it will be successful in selling such items on a wholesale basis or in expanding its wholesale sales from present levels. The plan to increase wholesale sales is solely intended to augment the Company's retail operation. Wholesale sales to military bases totaled approximately $619,000, or 3% of sales, for the year ended March 31, 1997 as compared to $911,400, or 4% of sales, for the year ended March 31, 1996.Products

         The Company Originals sell children's and adult toys, games, bicycles, and other wheel goods, sporting goods, puzzles, Nintendo, and Sega electronic game systems and cartridges for such game systems, cassettes, and books. They offer over 15,000 items for sale. The Contemporaries and two of the Toys stores also sell some of these toys and in addition, sell educational toys, Beanie Babies, Steiff and North America Bears, Small World toys, LBG trains, CD-ROMs, electronic software games, and Learning Curve products. The third Toys store, Tutti Animali, is a unique store which sells only stuffed animals.

Inventory

         Until recently, the Company's stores were serviced from two adjacent distribution facilities (one 43,000 square feet in size, the other 18,000 square feet in size) encompassing an aggregate of approximately 61,000 square feet. However, as of April 15, 1997, the Company returned 12,800 feet of the 18,000 square foot warehouse space to the landlord. The Company continues to purchase approximately 95% of its products directly from manufacturers and ships the products to its stores from its distribution center. Inventory and shipment of products continues to be monitored by a computerized point-of-sale system which was installed during fiscal years 1990 and 1991 at an approximate cost to the Company of $1,000,000. The point-of-sale system is a sophisticated scanning, inventory control, purchasing, and warehouse system which allows each store manager to monitor sales activity and inventory at each store. It monitors sales at all store locations and automatically notifies the warehouse and shipping department each time stock of a particular item is low or out, depending upon the item and the instructions programmed into it. The Company's stores generally are restocked with products on a weekly basis, although certain stores and certain items may be restocked at different intervals. In addition, restocking of products is generally increased during the fourth calendar, during the November and December holiday season: some stores and some items are restocked on a daily basis during such period.

         All shipments to stores are made by Company owned or leased vehicles. Each store employs a store manager, an assistant manager, and between fifteen to twenty-five full time and part time employees. Each of the Company's store managers reports to the Company's Director of Operations and Director of Merchandising who in turn report directly to the Company's Executive Officers.

Seasonality

         The Company's business is highly seasonal, with the majority of its sales (45% to 49%) and profits being generated in the fourth quarter of the calendar year, particularly during the November and December holiday season.
Even after the introduction of educational products described herein, the Company anticipates that the majority of its sales will continue to be generated in the fourth quarter of the calendar year, particularly in November and December. While the Company anticipates that sales in the remaining three quarters will increase as a result of its refocus and the opening of three Contemporaries, the remodeling of three Company Originals, and the acquisition of three Toys stores, there can nonetheless be no assurance that the Company is correct in such opinion.

Research and Development

         In determining the appropriate site at which to open new store locations, the Company utilizes a site evaluation model based upon demographics. The model was originally developed in 1990 by National Decision Systems, Encinitas, California, at a cost to the Company of approximately $10,000. It is based upon approximately 400 census variables which were originally derived from the variables surrounding the Company's then existing eighteen stores. Whenever the Company contemplates opening a store, it compares the demographic variables of the contemplated location against those of its model. (This model is not used for Toys stores.) Positive factors and negative factors are given certain ratings, and a score is derived from such ratings. The strength of the score guides management of the Company as to whether or not to proceed with the contemplated store location.

         Demographic variables which are examined by the site evaluation model include income level, number of children per household, age groups of such children, number of wage earners per household, proximity of other toy stores, and the percentage of home ownership within a one, three, and five mile radius of the contemplated store location.

Trademarks

         In 1976, the Company received a federal registration for the trademark "Play Co. Toys," which trademark is utilized by the Company in connection with its marketing and sales of toy and hobby items. In addition, the Company applied for, and was granted in 1994, a federal registration for the trademark "TKO." Included in the purchase of Toys was its Toys International and Tutti Animali trademarks.

Financing and Supplier Credit

         On February 1, 1996, the Company entered into a Loan and Security Agreement ("the Loan Agreement") with Congress Financial Corporation (Western) ("Congress") to replace its then existing credit line with Imperial Bank. The Loan Agreement provides the Company with a secured line of credit of up to 60% of the value of all of its inventory, not to exceed $7,000,000 ("the Congress Financing") for a period of two years until February 1998. Congress has notified the Company that it will not renew its credit line upon expiration. The Company is seeking an additional credit line with a new financing company. There can be no assurances that the Company will be successful in entering into a new financing agreement with this or any other financing company. Without a financing facility, the Company would be unable to continue operations. The Congress Financing is secured by all of the Company's assets and a $2,000,000 letter of credit ("L/C") provided by EACC, an affiliate of Ilan Arbel, a former

Director of the Company. The Congress Financing is also guaranteed by UTTC, the majority stockholder of the Company.

         In connection with the issuance of the L/C, on February 2, 1996, the Company granted to EACC options (i) to purchase an aggregate of 1,250,000 shares of Common Stock at a purchase price of 25% of the closing bid price for the Common Stock on the last business day prior to exercise, for a period of six months from issuance (this option expired unexercised); and (ii) to purchase an aggregate of 20,000,000 shares of the Company's Series E Preferred Stock. To date, EACC has exercised its option and purchased an aggregate of 3,562,070 shares of the Series E Preferred Stock of which 3,200,570 shares are presently outstanding after the conversion of an aggregate of 361,500 of such shares into Common Stock. In addition, in March 1997, EACC issued an additional $1,000,000 L/C to Congress in order for the Company to obtain additional financing from Congress. Additionally, the Company sold an additional 250,000 Series E shares and 500,000 Warrants for $550,000 as a bridge financing to the completion of this Offering. See "Plan of Distribution for Securities of the Selling Securityholders."

         The Company is currently seeking to obtain fixture financing for the leasing of fixtures for its new and remodeled stores. The Company has not been able to obtain such financing as of the date hereof.

Description of Securities Series E Preferred Stock

         The Company purchases approximately 95% of its products directly from manufacturers. Approximately thirty (30%) percent of the Company's inventory is purchased directly from five manufacturers. There are no written contracts and/or agreements with any individual supplier; rather, all orders are on a purchase order basis only. The Company relies on credit terms from suppliers to purchase nearly all of its inventory. Credit terms vary from supplier to supplier and are based upon many factors. including the ordering company's financial condition, account history, type of product and the time of year the order is placed. The Company typically purchases products from its suppliers on credit arrangements provided by the manufacturers. Such credit arrangements vary for reasons both within and without the control of the Company. Due to its poor financial condition and late payments on its accounts payable, the Company's credit lines with toy manufacturers have been decreased greatly which has caused a significant decrease in the Company's inventory.

Competition

         The toy and hobby products market is highly competitive. Though the Company's Contemporary and Toys stores, unlike other toy stores, offer a combination of promotional, traditional, educational, new electronic interactive, specialty, and collectible toys and items, the Company remains in direct competition with local, regional, and national toy retailers, including Toys R Us (considered to be the dominant toy retailer in the United States) with respect to its traditional toy items. In order to combat the competition, the Company's Contemporary and Toys stores offer specialty items such as Beanie Babies and Steiff and North American bears, etc. Since the Company's prices are in part based upon Toys R Us' prices, the aggressive pricing policy of Toys R Us has resulted in the Company's lowering its prices on many items, thereby reducing the Company's profits.

         The toy and hobby products market is particularly characterized by large retailers and discounters with intensive advertising and marketing campaigns and with deeply discounted pricing of such products. The Company faces competition from hobby vendors that market through direct sales forces and from distributors that rely on mail order and telemarketing. The Company competes as to price, personnel, service, speed of delivery, and breadth of product line. Many of the Company's competitors have greater financial and marketing resources than the Company. Both Toys R Us and Kay Bee dominate the retail toy industry in Southern California.

         The Company's management believes there is a demand in the marketplace for a retail outlet which offers a combination of the traditional, name-brand, quality promotional toy items and educational, electronic interactive, and collector's items and products. Combining the promotional and educational toy segments of the market into one retail location is believed to be a unique concept that should prove to differentiate the Company's stores from those of any of its larger or similar size competitors. The Company competes for the educational toy customer with other specialty stores such as Disney Stores, Warner Bros. Stores, Imaginarium, Learning Smith, Lake Shore, Zainy Brainy, and Noodle Kidoodle.

Employees

         As of September 30, 1997, the Company has two executive officers, approximately 70 full time employees, and approximately 280 part time employees. The Company maintains approximately two employees in administration, two employees in accounting, one employee in advertising/marketing, two employees in purchasing, one receptionist and fifteen employees in warehousing. During the seasonal period of October through December, the Company employs additional staff on a part-time basis. The balance of employees are those that are staffed directly at the Company's stores. None of the employees of the Company are represented by a union, and the Company considers employee relations to be good.

Properties

         The Company maintains approximately 3,500 square feet of executive office space and until recently, the Company's stores were serviced from two adjacent distribution facilities (one 43,000 square feet in size, the other 18,000 square feet in size), encompassing an aggregate of approximately 61,000 square feet, at 550 Rancheros Drive, San Marcos, California. As of April 15, 1997, however, the Company returned 12,800 feet of the 18,000 square foot warehouse space to the landlord. The combined 51,700 square foot office and warehouse space are leased at an approximate annual cost of $281,000, the lease expiring on April 30, 2000. The office and warehouse are leased from a company owned in part by Richard Brady, the President and a Director of the Company. The Company believes that the lease is on terms no more or less favorable than terms it might otherwise have negotiated with an unaffiliated party. In addition, the Company currently leases the following premises on the following terms for its retail stores:

                                            SIZE                       LEASE
STORE LOCATIONS                             (IN SQ. FEET)              EXPIRATION                          ANNUAL COST

Escondido (1)                                  11,200                      01/00                           $120,096
----------
316 W. Mission Blvd.
Escondido, CA 92025

Convoy                                          8,257                      10/97                             97,610
------
4531 Convoy
San Diego, CA 92111

Mission Viejo                                   7,800                      01/01                             84,840
-------------
27690 B Santa Margarita
Mission Viejo, CA 92692

Chula Vista                                     8,250                      12/99                             84,150
-----------
1193 Broadway
Chula Vista, CA 92011

El Cajon                                       10,030                      05/00                            127,881
--------
327 N. Magnolia
El Cajon, CA 92020

Simi Valley                                    11,383                      11/99                             88,319
-----------
1117 East Los Angeles
Ste. C
Simi Valley, CA 93065

Riverside (1)                                  10,156                      01/01                             91,404
---------
3531 Riverside Plaza
Riverside, CA 92506

Encinitas                                      10,000                      09/05                            116,752
---------
280 N. El Camino Real
Encinitas, CA 92024








Orange                                         13,125                      01/01                             96,360
------
1349 E. Katella
Orange, CA 92513

Pasadena                                        9,800                      12/98                             96,000
--------
885 Arroyo Parkway
Pasadena, CA 91105

San Dimas (1)                                   8,780                      03/01                            108,136
---------
612 W. Arrow Highway
San Dimas, CA 91773

Rialto                                         10,600                      11/03                             78,000
------
578 W. Foothill Blvd.
Rialto, CA 92376

Redlands                                       10,478                      06/97                             95,942
--------
837 Tri-City Center
Redlands, CA 92373

Whittier (1)                                   12,197                      01/00                             94,500
--------
13231 E. Whittier Blvd.
Whittier, CA  90602

Rancho Cucamonga                               10,097                      05/98                             79,239
----------------
9950 W. Foothill Blvd.
Rancho Cucamonga, CA 91730

Corona
1210 West Sixth Street                          10,000                     10/04                             60,000
Corona, CA 91720

Woodland Hills                                  9,400                      12/03                            165,480
--------------
19804 Ventura Blvd.
Woodland Hills, CA 91364

Santa Clarita                                  12,000                      08/06                            108,000
-------------
19232 Soledad Canyon Rd.
Santa Clarita, CA  91351

South Coast Plaza                               5,183                      01/04                            159,377
-----------------
Toys International
3333 Bristol Street, Suite 1030
Costa Mesa, CA  92626











Century City                                    3,869                      01/98                            133,481
------------
Toys International
Building B, 1st level
10250 Santa Monica Blvd.
Los Angeles, CA  90067

Crystal Court                                   1,220                      01/99                          5% of sales
-------------
Tutti Animali
333 Bear Street
Costa Mesa, CA  92626
----------------


     1) Between March and August 1997, the Company closed five stores, four of which closings have resulted in litigation with the landlords and one settlement regarding the outstanding terms on the leases. See "Business-Legal Proceedings."

     2) In September 1997, the Company signed a short-term lease to rent an additional approximately 2,000 square feet of store space (in Suite 307 of Crystal Court). The lease extends from October 1, 1997 to January 5, 1998.

         In August 1997, the Company opened a new store in Clairemont, California. In addition to the above stores, the Company previously operated several Company Originals which were closed for various reasons. The leases therefor are of considerable duration and have been broken, which may impose significant potential hardship (legal and/or financial) on the Company. See "Business-Legal Proceedings." Although there are expense charges associated with the closing of store locations, the effect of such charges is offset by the savings realized from closing stores which operated at a loss. In addition, since fixtures from closed stores are typically used in new store locations, the cost of opening new locations is reduced.

Legal Proceedings

         The Company is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its business, except for the litigation matters involving three of the four stores the Company has closed. (The Company has negotiated a buyout of the lease for the fifth store. The Company anticipates that the litigation matter pertaining to the fourth store will be amended to seek relief in the amount of payments due under the balance of the term of the lease; in such instance, if the court finds in favor of the plaintiff, then the outcome could have adverse effects on the Company and its operations.) No Director, Officer, or affiliate of the Company, nor any associate of same, is a party to, or has a material interest in, any proceeding adverse to the Company.

         In June 1997, in the Superior Court of the State of California, Los Angeles County, Shook Development Corp. commenced suit against the Company for breach of contract pertaining to premises leased by the Company from South San Dimas, a California Limited Partnership. The premises are located in San Dimas, California. The lease for the premises has a term from November 15, 1990 through March 2000. The Company vacated the premises in April 1997. The plaintiff is not the entity with which the Company entered the lease. Under California State law and the provisions of the lease, plaintiff has a duty to mitigate its damages. Plaintiff seeks damages, of a continuing nature, for unpaid rent, unpaid

Common Area Maintenance charges, late charges, interest, costs, and attorney's fees. The Company is defending against this action.

         Also in June 1997, in the Superior Court of the State of California, Orange County, Prudential Insurance Company of America commenced suit against the Company for breach of contract pertaining to premises leased by the Company. The premises are located in Riverside, California, and the lease extends from August 1995 through January 2001. In April 1997, the Company vacated the premises. Under California State law and the provisions of the lease, plaintiff has a duty to mitigate its damages. Plaintiff seeks damages, of a continuing nature, for unpaid rent, unpaid Common Area Maintenance charges, late charges, interest, costs, and attorney's fees. The Company is defending against this action.

         In May 1997, in the Superior Court of the State of California, Los Angeles County, PNS Stores, Inc. commenced suit against the Company for breach of contract pertaining to premises leased by the Company. The premises are located in Whittier, California. The lease for the premises has a term from September 1994 through January 2000. The Company vacated the premises in March 1997. Under California State law and the provisions of the lease, plaintiff has a duty to mitigate its damages. Plaintiff seeks damages, of a continuing nature, for unpaid rent, unpaid Common Area Maintenance charges, late charges, interest, costs, and attorney's fees. The Company is defending against this action.

         No Director, Officer, or affiliate of the Company, nor any associate of same, is a party to, or has a material interest in, any proceeding adverse to the Company.

                                                         MANAGEMENT

Officers and Directors.

         The Directors of the Company are elected annually by the shareholders, and the Officers are appointed annually by the Board of Directors. Vacancies on the Board of Directors may be filled by the remaining Directors. Each Director and Officer will hold office until the next annual meeting of shareholders or until his successor is elected and qualified. The Executive Officers and Directors of the Company are as follows:


NAME                                                AGE                         POSITION

Harold Rashbaum                                      70                         Chairman of the Board

Richard Brady                                        45                         Chief Executive Officer, President,
                                                                                and Director

James Frakes                                         40                         Chief Financial Officer and Secretary

Sheikhar Boodram                                     34                         Director

         All Directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected annually by, and serve at the discretion of, the Board of Directors. There are no family relationships between or among any Officers or Directors of the Company. Each Director is elected for a period of one year at an annual meeting of the Company's shareholders and serves until his successor is duly elected.

         As permitted under the Delaware Corporation Law, the Company's Certificate of Incorporation eliminates the personal liability of the Directors to the Company or any of its shareholders for damages caused by breaches of said Directors' fiduciary duties. As a result of such provision, stockholders may be unable to recover damages against then Directors for actions which constitute negligence or gross negligence or are in violation of their fiduciary duties. This provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative, and other types of shareholder, litigation against Directors.

     Harold Rashbaum was appointed Chairman of the Board of Directors on September 10, 1996. Mr. Rashbaum was a crisis management consultant to the Company from July 1995 to September 10, 1996. He has been the President, Chief Executive Officer, and a Director of Hollywood Productions, Inc. ("Hollywood") since January 1997. From May 1996 to January 1997, Mr. Rashbaum served as Secretary and Treasurer of Hollywood and the President of Breaking Waves, Inc., a subsidiary of Hollywood. Also since May 1996, Mr. Rashbaum has served as the Secretary, Treasurer, and a Director of D.L. Productions, Inc. ("DLP"). He
     became President of DLP in January 1997. Since February 1996, Mr. Rashbaum has also been the President and a Director of H.B.R. Consultant Sales Corp. ("HBR"), of which his wife is the sole stockholder. Prior thereto from February 1992 to June 1995, Mr. Rashbaum was a consultant to 47th Street Photo, Inc., an electronics retailer. Mr. Rashbaum held this position at the request of the bankruptcy court during the time 47th Street Photo, Inc. was in Chapter 11. From January 1991 to February 1992, Mr. Rashbaum was a consultant for National Wholesale Liquidators, Inc., a major retailer of household goods and housewares.

         Richard Brady is a co-founder of the Company and has acted as the Company's Chief Executive Officer and President since December 1995. Mr. Brady was the Executive Vice President, Secretary, and a Director from the Company's inception in 1974 until December 1996. He was re-elected Director of the Company in May 1997.

     James Frakes was elected Chief Financial Officer and Secretary of the Company in July 1997. In August 1997, in order to fill a vacancy, Mr. Frakes was appointed by the Board as a Director of the Company. Prior thereto, from June 1990 to March 1997, Mr. Frakes was Chief Financial Officer of Urethane Technologies, Inc. ("UTI") and two of its subsidiaries, Polymer Development
Laboratories, Inc. ("PDL") and BMC Acquisition, Inc. These were specialty chemical companies which focused on the polyurethane segment of the plastics industry. Mr. Frakes was also Vice President and a Director of UTI during this period. In March 1997, three unsecured creditors of PDL filed a petition for the involuntary bankruptcy of PDL. This matter is pending before the United States Bankruptcy Court, Central District of California. In 1989, Mr. Frakes and his wife purchased JLJ Enterprises d/b/a TME Travel ("JLJ"), a travel agency which provided services primarily for the business community. Mr. Frakes was the Vice President, Chief Financial Officer, and a Director of JLJ; his wife was the President and a Director. In November 1992, Mr. Frakes and his wife sold JLJ. From 1985 to 1990, Mr. Frakes was a manager for Berkeley International Capital Corporation, an investment banking firm specializing in later stage venture capital and leveraged buyout transactions. In 1980, Mr. Frakes obtained a Masters in Business

Administration from University of Southern California. He obtained his Bachelor of Arts degree in history from Stanford University from which he graduated with honors in 1978.

     Sheikhar Boodram was appointed as a Director of the Company on February 2, 1996. Mr. Boodram was a Director of American Toys from May 1993 until July 1996. Since September 1992, Mr. Boodram has been the Vice President and a Director of UTTC. From October 1991 to September 1992, Mr. Boodram was employed as a designer with UTTC. Mr. Boodram has been the President and Secretary of Multimedia Concepts International, Inc. since June 12, 1995. He is the sole Officer and Director of American Eagle Industries Corp. and Match II, Inc. From 1979 until October 1991, Mr. Boodram was the production manager for Lady Helene Sophisticates, Ltd., a manufacturer of ladies garments, which ceased operations in 1991.

Executive Compensation

Summary of Cash and Certain Other Compensation

         The following provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded or paid by the Company during the years ended March 31, 1997, 1996, and 1995 to each of the named Executive Officers of the Company.

                           Summary Compensation Table
                               Annual Compensation

         (a)                            (b)                   (c)               (d)            (e)
         Name and Principal                                                                    Other Annual
         Position                       Year              Salary($)             Bonus($)(1)    Compensation($)

         Richard Brady                  1997              108,000               -              6,179(2)
         Chief Executive Officer,       1996              117,230               -              7,979(2)
          President and Director        1995              120,000               -              7,829(2)
         ----------------------

    (1)      No bonuses were paid during the periods herein stated.

    (2) Includes an automobile allowance of $4,800 for 1997 and $6,600 for 1996 and 1995, and the payment of life insurance premiums of $1,379, $1,379, and $1,888 for 1997, 1996, and 1995, respectively.

1994 Stock Option Plan

         In 1994, the Company adopted the Company's 1994 Stock Option Plan ("the Plan"). The Board believes that the Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Plan, options to purchase an aggregate of not more than 50,000 (reflects 1 for 3 reverse split) shares of Common Stock may be granted from time to time to key employees, Officers, Directors, advisors, and independent consultants to the Company and its subsidiaries. The Company has granted to James Frakes, Chief Financial Officer and Secretary, pursuant to his hire, options to purchase 30,000 shares of Common Stock at an exercise price of $3.25 per share, vesting at the rate of 10,000 shares per annum for the year ending July 1998, 1999, and 2000.

         The Board of Directors is charged with administration of the Plan and is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the Optionee, determine the employees to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the Optionee owns more than 10% of the Common Stock of the Company).

         Options will be exercisable for a term (not less than one year) determined by the Board. Options may be exercised only while the original grantee has a relationship with the Company or at the sole discretion of the Board, within ninety days after the original grantee's termination. In the event of termination due to retirement, the Optionee, with the consent of the Board, shall have the right to exercise his option at any time during the thirty-six month period following such retirement. Options may be exercised up to thirty-six months after the death or total and permanent disability of an Optionee. In the event of certain basic changes in the Company, including a change in control of the Company as defined in the Plan, in the discretion of the Board, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or by the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder or his guardian or legal representative.

         Options granted pursuant to the Plan may be designated as ISOs with the attendant tax benefits provided therefor pursuant to Sections 421 and 422A of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The Board may modify, suspend, or terminate the Plan, provided, however, that certain material modifications affecting the Plan must be approved by the shareholders, and any change in the Plan that may adversely affect an Optionee's rights under an option previously granted under the Plan requires the consent of the Optionee.

1994 401(k) Employee Stock Option Plan ("ESOP")

                   In May 1994, the Company adopted corporate resolutions approving a 401(k) Employee Stock Ownership Plan ("the ESOP Plan") which covers substantially all employees of the Company. The ESOP Plan was filed on July 14, 1995 with the Internal Revenue Service and includes provisions for both employee stock ownership and a 401(k) Plan. The ESOP Plan allows contributions only by the Company: these can be made annually at the discretion of the Company's Board of Directors. The ESOP Plan has been designed to invest primarily in the Company's stock. The 401(k) portion of the ESOP Plan will be contributed to by the employees of the Company through payroll deductions. The Company does not intend to match contributions to the 401(k). Contributions to the ESOP Plan may result in an expense, resulting in a reduction in earnings, and may dilute the ownership interests of persons who currently own securities of the Company.

                            PRINCIPAL SECURITYHOLDERS

     The following table sets forth certain information as of September 30, 1997 based upon information obtained by the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of 5% or more of the outstanding shares of Common Stock;
(ii) each Officer and Director; and (iii) all Officers and Directors as a group. Except to the extent indicated in the footnotes to the table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite his name.








----------------------------------------------------------------------------------------------------------------------------------
Name and Address                Shares of           Shares of            % of  Common          % of Series E Stock (1)
of Beneficial Owner             Series E Stock      Common                Stock                outstanding
                                                    Stock                outstanding (1)
                                                                                               Prior to              After
                                                                                               Offering             Offering
----------------------------------------------------------------------------------------------------------------------------------
Harold Rashbaum
c/o Play Co. Toys &                     --                  --                  --              --                    --
Entertainment Corp.
550 Rancheros Drive
San Marcos, CA
----------------------------------------------------------------------------------------------------------------------------------
Richard Brady
c/o Play Co. Toys &                     --               25,587                 *              --                    --
Entertainment Corp.
550 Rancheros Drive
San Marcos, CA
----------------------------------------------------------------------------------------------------------------------------------
Sheikhar Boodram
c/o Play Co. Toys &                     --                  --                  --              --                    --
Entertainment Corp.
550 Rancheros Drive
San Marcos, CA
----------------------------------------------------------------------------------------------------------------------------------
United Textiles &
Toys Corporation                   225,000          2,419,581(2)                59.3             6.5                   5.4
448 West 16th Street
New York, NY 10011
----------------------------------------------------------------------------------------------------------------------------------
Multimedia Concepts
International, Inc.                808,070                 --(3)                --(3)          23.4                 19.2
448 West 16th Street
New York, NY 10011
----------------------------------------------------------------------------------------------------------------------------------
Europe American
Capital Foundation               1,172,500                  --(4)               --(4)          34.0                 27.9
Box 47
Tortola, BVI
----------------------------------------------------------------------------------------------------------------------------------
Volcano Trading
Limited                           750,000(5)              --(6)                 --(6)          19.0                 16.0
Via Cantonale, #16
Lugano Switzerland
----------------------------------------------------------------------------------------------------------------------------------

     (1) Does not include the shares of Common Stock issuable upon the conversion of (i) 3,450,570 shares of the Series E Stock outstanding prior to the Offering or (ii) 4,200,570 shares of Series E Stock outstanding after the Offering.

     (2) Does not include 1,350,000 shares of Common Stock issuable upon the conversion of 225,000 shares of the Series E Stock. Includes 578,742 shares issued to UTTC in connection with the August 1996 distribution of the Company's shares by American Toys in August 1996.

     (3) Does not include 4,818,420 shares of Common Stock issuable upon the conversion of 803,070 shares of the Series E Stock.

     (4) Does not include 7,035,000 shares of Common Stock issuable upon the conversion of 1,172,500 shares of the Series E Stock.

     (5) Does not include 4,500,000 shares of Common Stock issuable upon the conversion of 750,000 shares of the Series E Stock.

     (6) Includes 500,000 shares of the Series E Stock issuable upon the exercise of 500,000 Warrants. See "Plan of Distribution for the Securities of the Selling Securityholder."

     (7) Does not include 1,500,000 shares of Common Stock issuable upon the conversion of 250,000 shares of the Series E Stock.

                 PLAN OF DISTRIBUTION FOR THE SECURITIES OF THE
                             SELLING SECURITYHOLDER

     This Prospectus also covers the offering of 250,000 shares of Series E Stock and 500,000 Warrants and the shares of Series E Stock issuable upon the exercise of Warrants, owned by one securityholder, Volcano Trading Limited. This Prospectus shall be delivered by said Selling Securityholder upon the sale of any securities by said holder. These shares of Series E Stock and Warrants are not being sold through the Underwriter in this Offering. The shares of Series E Stock, the Warrants, and the shares of Series E Stock issuable upon the exercise of such Warrants may be sold from time to time by the Selling Securityholder, subject to a 90 day lock up agreement commencing on the Closing Date. Sales of such Securities or even the potential of such sales at any time may have an adverse effect on the market prices of the Securities offered hereby. See "Risk Factors."

         The sale of the Securities by the Selling Securityholder may be effected from time to time in negotiated transactions, at fixed prices which may be changed, and at market prices prevailing at the time of sale, or in a combination thereof. The Selling Securityholder may effect such transactions by selling directly to purchasers or to or through broker-dealers which may act as agents or principals, including in a block trade transaction in which the broker or dealer will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholder and/or the purchasers of the Securities, as applicable, for which such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholder and any broker-dealers that act in connection with the sale of the shares of Series E Stock and/or by the Selling Securityholder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act. In that connection, the Company has agreed to indemnify the Selling Securityholder and the Selling

Securityholder has agreed to indemnify the Company, against certain civil liabilities including liabilities under the Act.

         At the time a particular offer of its Securities is made by or on behalf of the Selling Securityholder, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares of Series E Stock and/or Warrants being offered and the terms of the Offering, including the name or names of any underwriters, dealers, or agents; the purchase price paid by any underwriter for shares purchased from the Selling Securityholder; any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and the proposed selling price to the public.

         Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, any person engaged in a distribution of Company's Securities offered by this Prospectus may not simultaneously engage in market-making activities with respect to such Company securities during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholder will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of Company securities by the Selling Securityholder.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 30, 1996, pursuant to the requirements of the Company's Loan Agreement with Congress, American Toys, the then majority stockholder of the Company, converted all $1,400,000 of debt owed by the Company to it into equity. In exchange for the debt, American Toys agreed to receive from the Company one share of Series D Preferred Stock with the right to elect 2/3 of the Company's Board of Directors upon stockholder approval. In August 1996, the one share of Series D Preferred Stock was converted into 1,157,028 shares of the Company's Common Stock based on the initial amount of the debt divided by the average price of the shares for a 90 day period prior to the conversion. This was performed in order for American Toys to spin such shares off to its stockholders and divest itself of its interest in the Company.

         In February 1996, pursuant to the terms of the Congress Financing, EACC delivered to Congress a $2,000,000 L/C. The Congress Financing is also guaranteed by UTTC, the majority stockholder of the Company. See "Business - Financing" and "Principal Securityholders."

         From October 1996 to June 1997, EACC exercised its option and purchased an aggregate of 3,562,070 shares of the Series E Class I Preferred Stock, of which 361,500 shares were converted into shares of Common Stock. The proceeds of the funds received for such investments have enabled the Company to acquire substantially all of the assets of Toys, to finance the opening of a Contemporary in Santa Clarita, California, to redesign three other store locations, and for general working capital.

         In March 1997, EACC issued an additional $1,000,000 L/C to Congress as security.

This L/C has enabled the Company to receive additional advances of up to $1,000,000 from Congress. EACC has not received any compensation for the issuance of this L/C.

         The Company leases a combined 51,700 square feet of office and warehouse space at an approximate annual cost of $228,000, the lease expiring in April 2000. The office and warehouse are leased from a partnership of which one of the partners is Richard Brady, the President and a Director of the Company. The Company believes that the lease is on terms no more or less favorable than terms it might otherwise have negotiated with an unaffiliated party.

         All transactions and loans between the Company and any officer, director, or 5% stockholder will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of the independent disinterested directors of the Company. The Company believes that all prior affiliated transactions were made on terms no less favorable to the Company than available from unaffiliated parties.

         Any forgiveness of loans must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to Company's or independent counsel.

                            DESCRIPTION OF SECURITIES

         The Company's authorized capitalization consists of 50,000,000 shares of capital stock. The Company is authorized to issue 40,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of the Series E Stock, par value $.01 per share. As of June 30, 1997, there were 4,103,519 shares of Common Stock and 3,450,570 shares of Series E Stock issued and outstanding, all of which were fully paid and non-assessable. The following summary description of the Common Stock, Series E Stock, and Warrants is qualified in its entirety by reference to the Company's Articles of Incorporation and all amendments thereto.

Common Stock

         Holders of Common Stock are entitled to one vote for each share held. There are no preemptive, subscription, conversion, or redemption rights pertaining to the Common Stock. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation. See "Certain Relationships and Related Transactions."

         The holders of shares of Common Stock do not have the right to cumulate their votes in the election of Directors and accordingly, the holders of more than 50% of all the shares outstanding can elect all of the Directors. Remaining stockholders will not be able to elect any Directors.

Warrants

     The Warrants and the underlying shares of Series E Stock will be in registered form, pursuant to the terms of a warrant agreement (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company, as "Warrant Agent," so that the holders of Warrants will receive, upon exercise, registered shares of Series E Stock. The following statements are summaries of certain provisions of the Warrant Agreement, copies of which may be examined at the principal corporate offices of the Warrant Agent and a form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following statements are subject to the detailed provisions of the Warrant Agreement.

         Each Warrant entitles the holder thereof to purchase one share of Series E Stock at a price of $5.00 for a period of four years commencing one year from the Closing Date. Unexercised Warrants will automatically expire at the end of such four year period. Although the Company has no current intention of reducing the exercise price or extending the exercise period of the Warrants, it is possible that either or both of such changes may be effected by resolution of the Board of Directors in the future. In the event that the exercise price of the Warrants is reduced, or the exercise period of the Warrants is extended, the Company will be required to have a post-effective amendment filed and declared effective before the Warrants could be exercised.

         From and after the date of this Prospectus, Warrants may be sold, transferred, or assigned either together with or separately from the shares of Series E Stock being sold.

         The Warrants are redeemable by the Company at any time, commencing one year from the Closing Date, upon 30 days' prior notice, at a redemption price of $.05 each, provided that the closing bid quotation of the Series E Stock for at least 20 consecutive trading days, ending on the third day prior to the date on which the Company gives notice, has been at least 170% of the exercise price of the Warrants being redeemed. The Warrants will remain exercisable during the 30 day notice period. In the event that the Company decides to redeem the Warrants, it will notify all Warrantholders thereof by mail and will additionally publish a Notice of Redemption in the Wall Street Journal as to the date of redemption. Redemption of the Warrants could cause the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to continue to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. The Company will not redeem the Warrants at any time in which its registration statement is not current, enabling investors to exercise their Warrants during the 30 day notice period in the event of a warrant redemption by the Company.

         The exercise price and the number of shares or other securities purchasable upon exercise of any Warrants are subject to adjustment upon the occurrence of certain events, including the issuance of shares of Series E Stock as a dividend and any recapitalization, reclassification, or split-up or reverse split of the Series E Stock. No adjustment in the exercise price will be required to be made with respect to the Warrants until cumulative adjustments amount to $0.01 or more per Warrant; however, any such adjustment not required to be made at any given time due to such exception will be carried forward and taken into account in any subsequent adjustment.

         In the event of any reclassification, capital reorganization, or other similar change of outstanding Series E Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization or other similar change in the outstanding Series E Stock), or a sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety, each Warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets, or cash to which a holder of the number of shares of Series E Stock purchasable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such Warrant would have been entitled upon such reclassification, reorganization, consolidation, merger, or sale. In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the holder of a Warrant would thereafter be limited to exercising such Warrant at the exercise price in effect at such time for the amount of cash per share that a Warrant holder would have received had such holder exercised such Warrant and received shares of Series E Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the exercise price of the Warrant.

         The Warrant Agreement contains provisions permitting the Company and the Warrant Agent to supplement the Warrant Agreement in order to cure any ambiguity, to correct any provision contained therein which may be defective or inconsistent with any other provisions therein, or to make other provisions which the Company and the Warrant Agent may deem necessary or desirable and which do not adversely affect the interests of the Warrantholders. Warrantholders, by virtue of their ownership of Warrants alone, have no right to vote on matters submitted to the Company's stockholders and have no right to receive dividends. The holders of Warrants also are not entitled to share in the Company's assets in the event of dissolution, liquidation or winding up.

         In order for a Warrantholder to be able to exercise his Warrant, the Company must have a current Registration Statement on file with the Securities and Exchange Commission and, unless otherwise exempt, the State Securities Commission of the State in which the Warrantholder resides. Accordingly, the Company would be required to file post-effective amendments to its Registration Statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Warrants. Although the Company has undertaken and intends to keep its Registration Statement current, there can be no assurance that the Company will keep its Registration Statement current and, if for any reason it is not kept current, the Warrants will not be exercisable and will lose all value. The Company's Transfer Agent has also been appointed as its Warrant Agent responsible for all record keeping and administrative functions in connection with the Warrants.

Series E Preferred Stock

         The Company has designated 10,000,000 shares of preferred stock as the Series E Preferred Stock (the "Series E Stock"). Pursuant to the Company's Annual Meeting in May 1996, the Company's stockholders approved the authorization of up to an aggregate of

20,000,000 shares of a class of preferred stock designated as the Series E Preferred Stock. Management sought this approval in connection with the Congress financing transaction. See "Business-Financing." Management advised the stockholders that it would increase the authorized number of shares of the Series E Stock pursuant to EACC's desire to exercise its option. Initially, the Series E Stock was convertible into 20 shares of the Company's Common Stock two years from issuance. It carried a $1.00 annual dividend and liquidation preference.

         Pursuant to an Information Statement mailed to the stockholders in June 1996, the Company amended the rights and preferences of the Series E Stock to designate two classes, the "Series E Class I" and the "Series E Class II," the difference being the Series E Class I would be convertible immediately, and the Series E Class II would remain convertible two years from issuance. Management's decision to change the conversion feature with respect to the Series E Class I shares was based on its immediate need for financing. EACC agreed to exercise its option and purchase shares of the Series E Stock if the shares were immediately convertible. The Company needed the financing in order to effect its business plan and to support its continued losses.

         The Company held a special meeting of its stockholders on June 30, 1997 to vote on certain changes to the terms and conditions of the Series E Stock, in accordance with a letter of intent entered into by West America Securities Corp., in order to raise additional capital. Management addressed its needs with EACC and assigns, and EACC has agreed to terminate its option to purchase shares of the Series E Stock as of the effective date of an initial public offering of the Company's Securities. Prior thereto, EACC will only exercise its option to the extent the Company needs additional funding for operations prior to an offering. EACC will continue to maintain the $2,000,000 and $1,000,000 letters of credit issued in February 1996 and April 1997, respectively. In addition, EACC and its assigns have agreed to convert their shares of the Series E Class I Preferred Stock to Series E Class II Preferred Stock inclusive of a two year lock up and a waiver of all dividend rights, including those which may have accrued.

         Also as a result of the special meeting, the conversion ratio of the Series E Stock was decreased from twenty to one to six to one. In addition, the Company requested that the stockholders approve an offering of up to an aggregate of 1,000,000 shares of the Series E Stock. Pursuant to the special meeting, the Company's certificate of incorporation was amended to change the terms of the Series E Stock as follows: the Series E Stock is (i) convertible into 6 shares of Common Stock any time two years from issuance; (ii) there is a $1.00 liquidation preference; and (iii) there are no dividend or voting rights. The Series E Stock is not redeemable by the Company but is subject to certain anti-dilution provisions in the case of any recapitalization, merger, or acquisition. Of the 3,450,570 shares outstanding prior to the Offering, the holder of 250,000 shares has received piggyback registration rights commencing 90 days from the effective date of this Offering.

Transfer Agent and Warrant Agent.

     The Company's transfer agent for its Series E Stock, Common Stock, and Warrants and the Company's Warrant Agent is Continental Stock Transfer & Trust Company.

                                  UNDERWRITING

         West America Securities Corp. (the "Underwriter") has agreed, subject to the terms and conditions of an Underwriting Agreement, to act as the exclusive agent for the Company to sell on a "best efforts, all or none" basis 750,000 shares of Series E Stock and 1,500,000 Warrants offered hereby. The Underwriter has made no commitment to purchase any or all of the shares of Series E Stock or Warrants. It has agreed only to use its best efforts to find purchasers for the shares of Common Stock within a period of 90 days from the date of this Prospectus, subject to extension for an additional period of 90 days on mutual consent of the Company and the Underwriter.

         All proceeds from subscriptions will be deposited promptly into a non-interest bearing account with Gotham Bank of New York, as escrow agent, pursuant to an escrow agreement between the Company, the Underwriter, and such escrow agent. Funds will be transmitted to the escrow agent for deposit in the escrow account no later than noon of the business day following receipt. All checks must be made payable to "Gotham Bank of New York, as escrow agent for Play Co. Toys & Entertainment Corp." In the event the 750,000 shares of Series E Stock and 1,500,000 Warrants are not sold within the 90 day initial offering period and the 90 day extension period described above, funds will be refunded promptly to subscribers in full without deduction therefrom or interest thereon. During the 90 day offering period and any extension, no subscriber will be entitled to a refund of any subscription, and no funds will be released from escrow until completion or termination of the Offering. There are none, nor will there be any, arrangements between the Company and the Underwriter whereby shares of Series E Stock or Warrants will be reserved for sales to persons associated or affiliated with management of the Company or its affiliated persons, although such persons may purchase shares of Series E Stock or Warrants in order to assure the completion of this Offering.

         The Underwriter has advised the Company that it proposes to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions, not in excess of $.___ per share and $_____ per Warrant.

         Prior to this Offering, there has been no public market for the Series E Stock or the Warrants. Accordingly, the offering or exercise price of the Securities being offered hereby is determined, in large part, by negotiations between the Company and the Underwriter on an arbitrary basis and bears no direct relationship to the assets, earnings, or any other recognized criteria of value. Factors considered in determining such prices, in addition to prevailing market conditions, included the history of and the business prospects for the Company and an assessment of the net worth and financial condition of the Company, as well as such other factors as were deemed relevant, including an evaluation of management, as an indication of any future market price of the Common Stock, Series E Stock, or the Warrants.

         Neither the Company nor any of its Officers, Directors, affiliates, or associates will recommend, encourage, or advise investors to open brokerage accounts with any broker-dealer that is obtained to make a market in the Company's Securities. Furthermore, no promoter or anyone acting at the direction of the Company's Officers, Directors, affiliates, associates, or promoters will engage in such activities.

         The Company has agreed to pay to the Underwriter $.12 per share and $.003 per Warrant sold, or a total of $94,500, for the Underwriter's expenses on a non-accountable basis, of which $30,000 has been advanced to date. The Underwriter's expenses in excess of the non-accountable expense allowance, if any, will be borne by the Underwriter. To the extent that the expenses of the Underwriter are less than the non-accountable expense allowance, such excess may be deemed to be additional compensation to the Underwriter. The Company is required to pay the cost of qualifying and registering the Securities being sold under federal and certain state securities laws, together with any other legal and accounting fees, printing, and other costs in connection with the Offering.

         Except as otherwise described herein, the Company has agreed not to issue equity securities for a period of two (2) years from the date hereof without the prior consent of the Underwriter. The Underwriter does not intend to sell any of the Company's Securities to accounts for which it exercises discretionary authority.

         Although the Underwriting Agreement will provide that the Underwriter may designate for election one person to the Company's Board of Directors, the Underwriter has advised the Company that it has not selected such individual and has no immediate plans to do so. If the Underwriter elects not to assert such right, then it may designate one person to attend all Board of Directors meetings as an observer. In the event that such an individual is designated, such individual shall receive reimbursement of expenses for attending the meetings of the Board of Directors.

         The Underwriter was incorporated in December 1993. Prior to this Offering, the Underwriter has not participated as a selling group member in any underwritings and has not participated as a sole or co-manager in any public offerings. Prospective purchasers of the Common Stock and Warrants offered hereby should consider the Underwriter's lack of experience in being a manager of an underwritten public offering.

         The Company has granted to the Underwriter a right of first refusal for three years following the date of this Prospectus to act as underwriter for subsequent public or private offerings of the Company's securities by the Company or such shareholders.

         The Company has agreed not to offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock, Warrants or any other capital stock of the Company or shares or securities convertible or exercisable into capital stock of the Company for a period of 24-months following the closing of the Offering without the prior written consent of the Underwriter.

         The Company has agreed to indemnify the Underwriter against liabilities incurred by the Underwriter by reason of misstatements or omissions to state material facts in connection with the statements made in this Prospectus and the Registration Statement of which it forms a part other than such misstatements or omissions contained in material provided by the Underwriter to the Company specifically for inclusion therein. The Underwriter, in turn, has agreed to indemnify the Company against liabilities incurred by the Company by reason of misstatements or omissions to state material facts in connection with statements made in the Registration Statement and Prospectus based on information furnished by the Underwriter.

         The foregoing does not purport to be a complete statement of the terms and conditions of the Agreement, copies of which are filed at the offices of the Company and Underwriter and may be examined there during regular business hours.

                                 LEGAL OPINIONS

         Legal matters relating to the shares of Series E Stock and Warrants offered hereby will be passed on for the Company by its counsel, Klarman & Associates, New York, New York. In June 1997, the Company issued to Klarman & Associates 20,000 shares of Common Stock for legal fees of $500. Certain legal matters shall be passed on for the Underwriter by its counsel, Eric Kloper, Esq., New York, New York. Eric Kloper has performed per diem work for Klarman & Associates, as of counsel, including work on three actions concerning the Company as referenced herein. See "Business-Legal Proceedings."

                                     EXPERTS

         The financial statements of the Company as of and for the years ended March 31, 1997 and 1996 have been audited by Haskell & White LLP, Independent Certified Public Accountants, to the extent and for the period set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in giving said reports.

                 CHANGES IN THE COMPANY'S CERTIFYING ACCOUNTANTS

         The following information is provided with respect to the Company's changes in certifying accountants during the Company's most recent fiscal year as set forth in the Company's report on Form 8-K and Form 8-K/A dated February 20, 1997. On February 20, 1997, the Company engaged Haskell & White LLP, Certified Public Accountants, as its new independent accountants to audit the Company's financial statements for the year ending March 31, 1997, replacing BDO Seidman, LLP as auditors of the Company. Prior to engaging Haskell & White LLP, such accounting firm was not consulted on any matters relative to the application of accounting principles on specified transactions or in any matter that was the subject of a disagreement between the Company and its former accountants. During the past year, Haskell & White LLP has provided services of a general financial consulting nature to the Company and has performed agreed upon procedures in the due diligence process related to the January 1997 acquisition of substantially all the assets of Toys.

         In December 1996, Haskell & White LLP was engaged by American Toys, the former parent company, to re-audit the financial statement of American Toys for the year ended

March 31, 1996. In so doing, Haskell & White LLP re-audited the financial statement of the Company for the year ended March 31, 1996 and therefore provided an audit report for the comparative financial statements for the years ended March 31, 1997 and 1996.

         The  change  in  accountants  was  not  due  to  any  discrepancies  or disagreements between the Company and BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. This was confirmed by BDO Seidman, LLP in a letter addressed to the Securities and Exchange Commission filed as an exhibit to the aforementioned Form 8-K/A. The Company's Board of Directors (which has no audit or similar committee) approved the dismissal of BDO Seidman, LLP. The former accountants' reports on the Company's financial statements for the years ended March 31, 1995 and 1996 did not contain any adverse opinions or disclaimers of opinion; nor were they qualified or modified as to uncertainty, audit scope or accounting principles as required by Item 304 (a)(3) of Regulation S-B promulgated under the Securities Act of 1933, as amended.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Shares and Warrants to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Shares and Warrants offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be copied and inspected, without change, at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 1801 California Street, Suite 4800, Denver, Colorado 80202-2648 and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, DC 20549, upon payment of certain fees prescribed by the Commission. Electronic registration statements made through the Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gove).

                       PLAY CO. TOYS & ENTERTAINMENT CORP.

                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                                TABLE OF CONTENTS



                                                                                                                     Page

Report of Independent Certified Public Accountants ...............................................................   F-2

Balance Sheets as of June 30, 1997 (unaudited), March 31, 1997 and 1996 ..........................................   F-3

Statements  of  Operations  for the Three  Months  Ended June 30,  1997 and 1996
  (unaudited) and for the Years Ended March 31, 1997 and 1996
                                                                                                                     F-5
Statements of Stockholders'  (Deficit) Equity for the Years Ended March 31, 1996
  and 1997 and for the Three Months Ended June 30, 1997
  (unaudited) ....................................................................................................   F-6

Statements of Cash Flows for the Three Months Ended June 30, 1997 and
  1996 (unaudited) and for the Years Ended March 31, 1997 and 1996 ...............................................   F-8

Notes to Financial Statements ....................................................................................   F-10


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Play Co. Toys & Entertainment Corp.

We have audited the accompanying balance sheets of Play Co. Toys and Entertainment Corp. (a subsidiary of United Textiles & Toys Corp.) as of March 31, 1997 and 1996 and the related statements of operations, stockholders' (deficit) equity, and cash flows for each of the two years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Play Co. Toys and Entertainment Corp. at March 31, 1997 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.


                                                             HASKELL & WHITE LLP
                                                    Certified Public Accountants

Newport Beach, California
May 13, 1997, except for Note 15 b)
which is as of June 10, 1997, the
last paragraph of Note 9 which
is as of June 20, 1997, Notes
15 c) and d) which are as of June 30,
1997 and Note 15 f) which is
as of September 24, 1997

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                                 BALANCE SHEETS




                                 ASSETS (Note 5)


                                                        June 30, 1997        March 31,
                                                        (Unaudited)       1997           1996

Current
     Cash ...........................................   $   163,022   $   177,722   $   192,401
     Accounts receivable (Note 2) ...................        45,430        60,206        35,273
     Subscription receivable (Note 13) ..............       550,000          --            --
     Merchandise inventories ........................     6,550,784     6,092,930     6,259,084
     Other current assets ...........................       173,463       247,313       233,401
                                                        -----------   -----------   -----------
                  Total current assets ..............     7,482,699     6,578,171     6,720,159

Property and equipment, net of accumulated
     depreciation and amortization of $2,967,939,
     $2,828,913 and $2,457,813, respectively (Note 3)     2,401,143     2,475,650     1,858,538

Deposits and other assets (Notes 4 and 5) ...........       260,564       324,797       634,407
                                                        -----------   -----------   -----------

                                                        $10,144,406   $ 9,378,618   $ 9,213,104
                                                        ===========   ===========   ===========

                 See accompanying notes to financial statements.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                                 BALANCE SHEETS




                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                  June 30, 1997          March 31,
                                                                                  (Unaudited)      1997           1996

Current
     Bank overdraft ............................................................   $     93,882    $    135,325    $    108,751
     Borrowings under financing agreement (Note 5) .............................      4,826,063       4,438,875       3,403,025
     Accounts payable ..........................................................      3,726,313       3,123,851       2,878,183
     Accrued expenses and other liabilities ....................................        143,444         308,940         283,611
     Current portion of notes payable (Note 7) .................................        100,000         141,666            --
                                                                                   ------------    ------------    ------------
                  Total current liabilities ....................................      8,889,702       8,148,657       6,673,570

Notes payable, net of current portion (Note 7) .................................         75,000         100,000            --

Due to affiliate (Note 8) ......................................................           --              --           528,070

Deferred rent liability (Note 9) ...............................................        135,672         126,925         197,937
                                                                                   ------------    ------------    ------------

                  Total liabilities ............................................      9,100,374       8,375,582       7,399,577
                                                                                   ------------    ------------    ------------

Redeemable preferred stock (Note 13) Series B preferred stock,  $.01 par, 81,579 and 244,736 shares authorized and outstanding, full
       liquidation value of $81,579 ............................................           --              --            87,680
                                                                                   ------------    ------------    ------------

Commitments and contingencies
  (Notes 4, 5, 8, 10, 11 and 13)

Stockholders'  (deficit) equity (Notes 13 and 15) Series D preferred stock, $.01 par, 1 share authorized and outstanding, full liquidation
       value of $1,400,000 (Note 13) ...........................................           --              --         1,399,044
     Series E preferred stock, $1 par, 4,000,000 shares
       authorized; 3,200,570 shares outstanding,
       250,000 shares subscribed; full liquidation value
       at $3,200,570, $2,500,570 and $0 ........................................      3,700,570       2,500,570            --
     Common stock, $.01 par value, 40,000,000 shares
       authorized; 4,103,519, 4,083,519 and
       1,287,843 shares outstanding ............................................         41,035          40,835          12,878
     Additional paid-in capital ................................................      6,562,407       6,512,107       4,779,520
     Accumulated deficit .......................................................     (9,259,980)     (8,050,476)     (4,465,595)
                                                                                   ------------    ------------    ------------

                  Total stockholders' equity ...................................      1,044,032       1,003,036       1,725,847

                                                                                   ------------    ------------    ------------

                                                                                   $ 10,144,406    $  9,378,618    $  9,213,104
                                                                                   ============    ============    ============

                 See accompanying notes to financial statements.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                            STATEMENTS OF OPERATIONS

                                                  Three Months Ended June 30,     Year Ended March 31,
                                                  1997                  1996      1997                  1996
                                                                                  (Unaudited)
Net sales (Note 2) ............................   $  3,142,813    $  3,184,903    $ 19,624,276    $ 21,230,853

Cost of sales .................................      1,973,365       2,151,718      13,669,104      15,132,895
                                                  ------------    ------------    ------------    ------------

                  Gross profit ................      1,169,448       1,033,185       5,955,172       6,097,958
                                                  ------------    ------------    ------------    ------------

Operating expenses:
     Operating expenses (Notes 11 and 12) .....      2,028,403       1,688,106       8,474,423       8,568,677
     Depreciation and amortization ............        139,027         149,266         407,015         407,261
     Costs associated with permanent closure of
     retail stores (Note 9) ...................           --              --              --           129,577
                                                  ------------    ------------    ------------    ------------

       Total operating expenses ...............      2,167,430       1,837,372       8,881,438       9,105,515
                                                  ------------    ------------    ------------    ------------

Operating loss ................................       (997,982)       (804,187)     (2,926,266)     (3,007,557)

Interest expense (Notes 4 and 5) ..............        211,522         179,174         658,615         535,158
                                                  ------------    ------------    ------------    ------------

Net loss ......................................   $ (1,209,504)   $   (983,361)   $ (3,584,881)   $ (3,542,715)
                                                  ============    ============    ============    ============

Net loss applicable to common shares ..........   $ (1,209,504)   $   (983,361)   $ (3,584,881)   $ (3,570,260)
                                                  ============    ============    ============    ============

Net loss per common share .....................   $       (.30)   $       (.76)   $      (1.29)   $      (2.77)
                                                  ============    ============    ============    ============

Weighted average number of common shares and
     share equivalents outstanding ............      4,083,739       1,287,843       2,791,876       1,287,843
                                                  ============    ============    ============    ============

                 See accompanying notes to financial statements.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                  STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY






                                                                           Additional               Redeemable Preferred Stock
                                              Common Stock                 Paid-in                       Series B
                                          Shares            Amount         Capital             Shares              Amount

Balance, April 1, 1995                    1,287,843         $12,878        $ 4,349,065         244,736             $242,275
Issuance of common stock options          -                 -              458,000             -                   -
Conversion of stockholders' notes
   payable and related accrued interest
   to Series D preferred stock            -                 -              -                   -                   -
Redemption of preferred stock             -                 -              -                   (163,157)           (163,157)
Payment of accrued dividends              -                 -              -                   -                   (18,983)
Accrued dividends on redeemable
   preferred stock                        -                 -              (9,153)             -                   9,153
Accretion of discount on redeem-
   able preferred stock                   -                 -              (18,392)            -                   18,392
Net loss for the year                     -                 -              -                   -                   -


Balance, March 31, 1996                   1,287,843         12,878         4,779,520           81,579              87,680

Redemption of preferred stock             -                 -              -                   (81,579)            (81,579)
Payment of accrued dividends              -                 -              -                   -                   (6,101)
Conversion of due to affiliate and
   related accrued interest to Series
   E preferred stock                      -                 -              -                   -                   -
Issuance of Series E preferred
   stock for cash                         -                 -              -                   -                   -
Conversion of Series E preferred
   stock to common                        2,410,000         24,100         337,400             -                   -
Conversion of Series D preferred
   stock to common                        385,676           3,857          1,395,187           -                   -(1)
Net loss for the year                     -                 -              -                   -                   -


Balance, March 31, 1997                   4,083,519         40,835         6,512,107           -                   -

                                                 Preferred Stock
                                             Series D                   Series E            Accumulated
                                       Shares       Amount       Shares       Amount         Deficit


Balance, April 1, 1995 ................--         $   --             --         $   --      $(922,880)
Issuance of common stock options ......--             --             --             --             --
Conversion of stockholders' notes
   payable and related accrued interest
   to Series D preferred stock ........1          1,399,044          --             --             --
Redemption of preferred stock .........--             --             --             --             --
Payment of accrued dividends ..........--             --             --             --             --
Accrued dividends on redeemable
   preferred stock ....................--             --             --             --             --
Accretion of discount on redeem-
   able preferred stock ...............--             --             --             --             --
Net loss for the year .................--             --             --             --       (3,542,715)


Balance, March 31, 1996 ...............1          1,399,044          --             --       (4,465,595)

Redemption of preferred stock .........--             --             --             --             --
Payment of accrued dividends ..........--             --             --             --             --
Conversion of due to affiliate and
   related accrued interest to Series
   E preferred stock ..................--             --         528,070        528,070           --
Issuance of Series E preferred
   stock for cash .....................--             --         2,334,000      2,334,000           --
Conversion of Series E preferred
   stock to common ....................--             --         (361,500)      (361,500)          --
Conversion of Series D preferred
   stock to common ....................(1)        (1,399,044)        --             --             --
Net loss for the year .................--             --             --             --       (3,584,881)


Balance, March 31, 1997 ...............4,083,519  $40,835        $6,512,107       --         $ --


                 See accompanying notes to financial statements.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

            STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY (CONTINUED)




                                  Years Ended March 31, 1996 and 1997 and Three Months Ended June 30, 1997
                                                                 Additional Redeemable Preferred Stock Preferred Stock
                                   Common Stock   Paid-in        Series B         Series D      Series E        Accumulated
                                Shares    Amount  Capital    Shares   Amount  Shares  Amount Shares  Amount     Deficit
Issuance of common stock .......20,000    200     300        -        --      --      --     --          --         --
Issuance of Series E preferred
   stock for cash ..............--        --      --         -        --      --      --     950,000     1,200,000  --
Issuance of common stock
   purchase warrants for cash ..--        --      50,000     --       -       --      --     --          --         -
Net loss for three months ended
   June 30, 1997 ...............--        --      --         -        --      --      --     --          --         (1,209,504)

Balance, June 30, 1997
(Unaudited) . .............     4,103,519 $41,035 $ 6,562,407         $--      $--           $3,450,570  $3,700,570 $(9,259,980)


                 See accompanying notes to financial statements

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                            STATEMENTS OF CASH FLOWS
                                    (Note 14)

                                                                   Three Months Ended June 30,    Year Ended March 31,
                                                                   1997            1996           1997           1996
                                                                   (Unaudited)
Cash flows from operating activities:

     Net loss ...................................................   $(1,209,504)   $  (983,361)   $(3,584,881)   $(3,542,715)
     Adjustments to reconcile net loss to net cash
       used for operating activities:
       Depreciation and amortization .............................       139,027         95,580        407,015        407,261
       Amortization of common stock options ......................        53,685         53,685        214,743         64,300
       Deferred rent .............................................         8,746        (20,825)       (71,012)        57,719
       Preferred stock issued for financing charges ..............          --           16,000           --             --
     Increase (decrease) from changes in:
       Accounts receivable ......................................       (14,776)       (72,130)       (24,933)       586,827
       Merchandise inventories ......................... ........      (457,854)    (1,259,686)       431,154      1,673,284
       Other current assets .............................  .......       101,504        140,488        (13,912)       (52,099)
       Deposits and other assets ..........................  .....        12,420         22,968         94,867        (49,986)
       Accounts payable ..........................................       602,459      1,320,106        245,668       (380,817)
       Accrued expenses and other liabilities ...................      (165,469)      (177,415)        25,329         60,054

     Cash used for operating activitieS..........................      (929,762)      (864,590)    (2,275,962)    (1,176,172)


Cash flows from investing activities:

     Purchases of property and equipment ........................       (64,518)       (86,905)    (1,024,127)      (340,311)
     Amounts due from stockholder ....     ....................          --             --             --              17,788


     Cash used for investing activities .........................       (64,518)       (86,905)    (1,024,127)      (322,523)



                 See accompanying notes to financial statements

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS




                                                                   Three Months Ended June 30,   Year Ended March 31,
                                                                   1997               1996       1997                  1996
                                                                  (Unaudited)

Cash flows from financing activities:

     Change in bank overdraft ..................................   $    (41,443)   $    --      $     26,574    $    108,751
     Borrowings under bank lines of credit ..................           --              --              --         1,092,361
     Repayments under bank line of credit ...................           --              --              --        (3,466,852)
     Borrowings under financing agreement .... ..................      4,486,974   4,297,041      22,404,385       5,637,392
     Repayments under financing agreement .....  ...............     (4,099,785)   (3,443,273)    (21,368,535)     (2,234,367)
     Payments on capital lease obligations ..................           --              --              --           (42,045)
     Repayment of notes payable ................................        (66,666)           --           (23,334)           --
     Due to affiliate .......................................           --              --              --           528,070
     Redemption of preferred stock ..........................           --          (87,680)        (81,579)       (163,157)
     Payment of dividends on preferred stock ................           --              --            (6,101)        (18,982)
     Proceeds from issuance of preferred stock ..................      700,500      334,000       2,334,000            --


                  Cash provided by financing activities ........        979,580     1,100,088       3,285,410       1,441,171


Net increase (decrease) in cash ................................       (14,700)     148,593         (14,679)        (57,524)

Cash, beginning of period ......................................        177,722      83,650         192,401         249,925

Cash, end of period ............................................   $    163,022    $    232,243    $    177,722    $    192,401

                 See accompanying notes to financial statements

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS




               Information With Respect to the Three Months Ended
                       June 30, 1997 and 1996 is Unaudited


1.       Summary of Accounting Policies

         Business Organization and Revenue Recognition

         Play Co. Toys & Entertainment Corp. (the "Company") is a Delaware corporation that owns and operates retail stores which sell toys, games, hobby and craft merchandise. The Company had twenty-one (21) retail stores located within Southern California at March 31, 1997. In the beginning of 1996, the Company began to change its focus to include the sale of educational, new electronic interactive, specialty and collectible toys and items.

         On May 7, 1993 the Company became a subsidiary of American Toys, Inc., (now known as U.S. Wireless Corporation) ("American Toys") when American Toys acquired 90% of the then outstanding shares of common stock directly from the original stockholders (Note 13). Accounting practices prescribed by the Securities and Exchange Commission (SEC) normally require "push-down" accounting to revalue the Company's assets at the time of the acquisition. The effects of such were immaterial.

         In November 1994, the Company completed an initial public offering of common stock and warrants (Note 13) and is therefore subject to the accounting and reporting requirements of the SEC.

         In August 1996, the Company became a subsidiary of United Textiles & Toys Corp. ("United Textiles"), formerly known as Mister Jay Fashions International ("Mister Jay"), when United Textiles acquired approximately 57% of the then outstanding shares of common stock directly from American Toys (Note 13). When American Toys spun-off its investment in the Company to American Toys' stockholders, United Textiles was a majority stockholder of American Toys at the record date for the spin-off.

         Basis of Presentation - Three Months Ended June 30, 1997 and 1996

         The unaudited interim financial statements for the three month periods ended June 30, 1997 and 1996 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) and disclosures which are necessary for a fair presentation. The results of operations for the three month period ended June 30, 1997 is not necessarily indicative of the results for the full year.

         Merchandise Inventories

         Merchandise inventories are stated at the lower of cost (first-in, first-out method - "FIFO") or market.

         Property and Equipment

         Property and equipment is recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives (3 - 15 years) of the related assets. Leasehold improvements are amortized over the lesser of the related lease terms or the estimated useful lives of the improvements. Maintenance and repairs are charged to operations as incurred.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




1.       Summary of Accounting Policies (continued)

         Store Opening and Closing Costs

         Costs incurred to open a new retail location such as advertising, training expenses and salaries of newly hired employees are expensed as incurred and improvements to leased facilities are capitalized. Upon permanently closing a retail location, the costs to relocate fixtures, terminate employees and other related costs are expensed as incurred. In addition, the unamortized balance of any abandoned leasehold improvements are expensed. If significant, the remaining payments due under lease agreements are discounted to present value and recorded as an expense and a liability to the extent such are not offset by rental income generated through existing sub-leases of the property.

         Income Taxes

         The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities, including the effect of change in the valuation allowance, if any.

         Net Loss Per Share

         Net loss per share has been computed by dividing net loss, after reduction for preferred stock dividends and the accretion of the discount on redeemable preferred stock, by the weighted average number of common shares and common share equivalents outstanding during each period. Outstanding stock options were considered to be anti-dilutive. Dividends accrued and accretion recorded on the Series B preferred stock aggregated zero and $27,545 for the years ended March 31, 1997 and 1996.

         Additionally, share and per share amounts have been retroactively adjusted for the effects of the one-for-three reverse stock split approved by the Company's stockholders at a special meeting on June 30, 1997 (Note 15).

         Statements of Cash Flows

         For purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         Fair Value of Financial Instruments

         The carrying amount of the Company's financial instruments, consisting of accounts receivable, accounts payable, and borrowings, approximates their fair value.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual amounts could differ from those estimates.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




1.       Summary of Accounting Policies (continued)

         Reclassifications

         Certain 1996 amounts have been reclassified to conform to current year presentation. The reclassifications have no effect upon the Company's financial position or results of operations as previously reported.

         Impairment of Long-Lived Assets

         Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS 121 effective April 1, 1996. There was no impact of such adoption on the Company's financial condition and results of operations.

         Stock-Based Compensation

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," established financial accounting and reporting standards for stock-based employee compensation plans and certain other transactions involving the issuance of stock. The Company adopted SFAS 123 effective April 1, 1996. There was no impact of such adoption on the Company's financial condition and results of operations.

         New Accounting Pronouncements

         In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share ("EPS"). SFAS No. 128 requires all companies to present "basic" EPS and, if they have a complex capital structure, "diluted" EPS. Under SFAS No. 128, "basic" EPS is computed by dividing income (adjusted for any preferred stock dividends) by the weighted average number of common shares outstanding during the period. "Diluted" EPS is computed by dividing income (adjusted for any preferred stock or convertible stock dividends and any potential income or loss from convertible securities) by the weighted average number of common shares outstanding during the period plus the number of additional common shares that would have been outstanding if any dilutive potential common stock had been issued. The issuance of antidilutive potential common stock should not be considered in the calculation. In addition, SFAS No. 128 requires certain additional disclosures relating to EPS. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. Thus, the Company expects to adopt the provisions of this statement in fiscal year 1998.

2.       TKO Product Line

         During the year ended March 31, 1995, the Company began wholesale distribution of its TKO product line items. Wholesale sales of TKO items for the year ended March 31, 1997 and 1996 approximated $202,000 and $570,000, respectively; and $4,087 and $8,118 for the three months ended June 30, 1997 and 1996, respectively. At June 30, 1997, March 31, 1997 and 1996, the Company had accounts receivable from wholesale sales of TKO items totaling $7,285, $17,747 and $35,273, respectively.

         The milk cap game (principal product of the TKO product line) has lost its popularity since its introduction to Southern California in 1994. Accordingly, milk cap game pieces and accessories sold under the Company's TKO trademark have reached the end of their product life cycle. Management anticipates that future sales of the Company's TKO product line items will be insignificant.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




3.       Property and Equipment

         Property and equipment consisted of the following:

                                    June 30,                    March 31,
                                    1997              1997                1996

Furniture, fixtures and equipment   $ 3,270,102    $ 3,231,161    $ 2,918,621
Leasehold improvements ..........     1,245,824      1,220,246        542,785
Computerized inventory management
  system ........................       468,210        468,210        484,074
Signs ...........................       280,034        280,034        265,959
Vehicles ........................       104,912        104,912        104,912

                                      5,369,082      5,304,563      4,316,351

Accumulated depreciation and
  amortization ..................    (2,967,939)    (2,828,913)    (2,457,813)


                                    $ 2,401,143    $ 2,475,650    $ 1,858,538


4.       Bank Line of Credit

         In November 1995, European American Capital Corp. ("EACC"), an affiliate, provided a $2,000,000 letter of credit for financing purposes in connection with a bank line of credit agreement. In connection therewith, the Company granted an option to purchase 350,000 shares of common stock. The Company estimated the value of the option to be $224,000 and recorded such amount as additional paid-in capital. Amortization of the value of the option, which is included in interest expense, aggregated $24,435 for each of the three month periods ended June 30, 1997 and 1996, and $97,740 and $44,800 for the years ended March 31, 1997 and 1996, respectively. The unamortized value of the option at June 30, 1997 and March 31, 1997 and 1996 was $57,025, $81,460 and $179,200 and is included in other assets. The exercise period expired on April 16, 1996 and no options were exercised. However, the unamortized portion of the value was not written off as of April 16, 1996 as the related financing costs were incurred for interim financing as a direct precursor to a new financing agreement as discussed below. As such, the debt issue costs are being amortized concurrently with additional costs incurred over a period ending February 1998 which coincides with the maturity of the new financing agreement.

         On February 7, 1996, the Company obtained alternative financing and the entire balance due under the bank line of credit was repaid and the agreement was terminated. The letter of credit was transferred as collateral under the new financing arrangement (Note 5).

5.       Financing Agreement

         On February 7, 1996, the Company borrowed, under an agreement with a financing company, approximately $2,243,000, which proceeds were used to repay the then outstanding borrowings under the bank line of credit agreement (Note 4). The financing agreement provides for maximum borrowings up to $7,000,000 based upon a percentage of the cost value of eligible inventory, as defined. Outstanding borrowings bear interest at 1.5% above the prime rate, as defined (the prime rate at June 30, 1997 was 8.5%). The agreement matures February 1, 1998.

         The agreement includes a financial covenant requiring the Company to maintain, at all times, adjusted net worth, as defined, of $500,000. At June 30, 1997, the Company was in compliance with this financial covenant.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




5.       Financing Agreement (continued)

         The financing agreement is secured by substantially all assets of the Company, is guaranteed by United Textiles and collateralized by a $2,000,000 letter of credit provided by EACC. In connection with the letter of credit provided by EACC, the Company granted to EACC (i) an option to purchase up to an aggregate of 1,250,000 shares of the Company's common stock at a purchase price of 25 percent of the closing bid price for the Company's common stock on the last business day prior to exercise, for a period of six months commencing February 7, 1996, such option having expired, and (ii) an option to purchase up to an aggregate of 20,000,000 shares of the Company's Series E preferred stock (Note 13) at a purchase price of $1.00 per share during the period from May 9, 1996 through January 30, 1998. The Company's estimated value of the option described in (i) above is insignificant to the accompanying financial statements. The Company estimated the value of the option described in (ii) above to be $234,000 and recorded such amount as additional paid-in capital. Amortization of the value of the option, which is included in interest expense, aggregated $29,250 for each of the three month periods ended June 30, 1997 and 1996, and $117,000 and $19,500 for the years ended March 31, 1997 and 1996. The unamortized value of the option at June 30, 1997, March 31, 1997, and 1996 aggregates $68,250, $97,500, and $214,500, respectively, and is included in other assets.

         In March 1997, the agreement was amended during the year to allow the Company to execute a note payable to the stockholder of Toys International Inc. for $265,000 (Notes 6 and 7). The financing company continues to hold a senior interest in the assets of the Company. In addition, United Textiles was substituted for American Toys as the guarantor due to the spin-off of the Play Co. ownership. Further, the agreement was amended to increase the borrowing ratios on inventory and increase special loan advances provided EACC issue an additional letter of credit in the amount of $1,000,000 which was provided in March 1997. As such, at June 30, 1997, the agreement is collateralized by letters of credit aggregating $3,000,000.

6.       Asset Purchase Agreement

         On January 16, 1997, the board of directors of the Company approved the purchase of the assets and assumption of certain existing liabilities of Toys International. Toys International is a high-end retailer of toys which operated three mall locations in Southern California. As part of the purchase agreement, the Company obtained the rights to the Toys International and Tutti Animali operating name trademarks and also assumed the existing leases at the three locations. The total purchase price was $1,024,184 which consisted mainly of inventory and certain prepaid expenses and deposits.
         The purchase price was paid in the form of a cash payment of $759,184 in January 1997 and the execution of two promissory Notes aggregating $265,000 (Note 7).

7.       Notes Payable

                                                               June 30,                      March 31,
                                                            ---------------     ----------------------
                                                                 1997                1997                1996


Note payable to stockholder of Toys
International, non-interest bearing,
guaranteed by United Textiles, payable
 in five installments ranging from $11,667 to $15,000. Paid in full on June 16, 1997.
 Note is subordinate to the financing
agreement with a financial institution (Note 5).

                                                              $ -                    $41,666             $ -

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




7.       Notes Payable (continued)

                                                               June 30,                      March 31,
                                                            ---------------     ----------------------
                                                                 1997                1997                1996
                                                            ---------------     ---------------    ----------

Note payable to stockholder of Toys
International non-interest bearing,
guaranteed by United Textiles, payable
 in quarterly installments of
$25,000 through maturity, on
January 16, 1999. Note is subordinate to the financing agreement with a financial institution (Note 5).

                                                       175,000                       200,000             --

Total long-term debt                                   175,000                       241,666             --
Less current portion                                   (100,000)                     (141,666)           --
Long-term debt .....                                   $75,000                       $ 100,000           $--

     Future obligations under these promissory Notes as of June 30, 1997 are as follows:

Year Ending
March 31            Amount

1998                $ 100,000
1999                75,000
----------------
                    $ 175,000

8.       Due to Affiliate

         During March 1996, EACC loaned $500,000 to the Company and incurred costs related to the financing agreement (Note 5) totaling $28,070. On June 3, 1996, EACC exercised options to acquire 528,070 shares of the Company's Series E preferred stock (Notes 5 and 13) and the amount due to affiliate, aggregating $528,070 at March 31, 1996, was extinguished. This transaction resulted in an increase in the Company's stockholders' equity of $528,070.

9.       Costs Associated with Closure of Retail Stores

         During the year ended March 31, 1996, the Company permanently closed four of its retail stores which were not meeting the objectives of the Company. The costs associated with the permanent closure of these stores, which included the write-off of leasehold improvements, were accrued as of March 31, 1996. During the year ended March 31, 1996, those stores generated sales of approximately $3,069,000 and operating losses of approximately $309,000 before allocation of certain corporate charges, interest and income taxes.

         As a result of the Company permanently closing one of its retail locations in June 1995, the Company recorded an expense during the year ended March 31, 1996 of $85,000 as a settlement with the landlord for the early termination of the lease. The settlement required six quarterly installments of $14,167 through August 1, 1997, of which $28,332 was outstanding at March 31, 1997, and is included in accrued expenses and other liabilities in the accompanying balance sheet. In addition, $14,165 and $70,833 was outstanding at June 30, 1997 and 1996, respectively.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




9.       Costs Associated with Closure of Retail Stores (continued)

         In March, April, and May 1997, the Company vacated four locations. In June 1997, landlords for three of the four locations filed lawsuits against the Company to collect unpaid rent on the stores, which has been accrued to date by the Company; as well as rental obligations due on the balance of the lease terms. Management expects that these suits will ultimately be settled with the landlords without a material effect on the financial statements.


10.      Income Taxes

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's net deferred income tax assets and liabilities are as follows:

                                                                 March 31,
                                                       1997           1996

         Inventories ..............................   $  (183,192)   $   (57,883)
         AMT tax credits ..........................       (23,260)       (23,260)
         Accrued expenses .........................       (15,119)       (17,816)
                                                      -----------    -----------

                  Current portion of net deferred
                    income tax (assets) liabilities      (221,571)       (98,959)
                                                      -----------    -----------

         Depreciation and amortization ............       150,857        246,185
                                                                     -----------
         Net operating loss carryforwards .........    (3,142,710)    (1,958,123)
         Deferred rent liability ..................       (50,945)       (79,447)
                                                      -----------    -----------

                  Long-term portion of net deferred
                    income tax (assets) liabilities    (3,042,798)    (1,791,385)
                                                      -----------    -----------

         Total net deferred income tax (assets)
           liabilities ............................    (3,264,369)    (1,890,344)

         Valuation allowance ......................     3,264,369      1,890,344
                                                      -----------    -----------

                  Net deferred income taxes .......   $      --      $      --

     At March 31, 1997, a 100% valuation allowance has been provided on the net deferred income tax assets since the Company can not determine that it is "more likely than not" to be realized.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




10.      Income Taxes (continued)

         The reconciliation of income taxes computed at the federal statutory tax rate to income taxes at the effective income tax rate in the statements of operations is as follows:

                                                  March 31,
                                               1997     1996

Federal statutory income tax (benefit) rate    (34.0)%  (34.0)%
State income taxes, net of federal benefit       0.1      0.1
Non-deductible expenses ...................       -       2.0
Change in valuation allowance .............     33.9      31.9

         Effective income tax rate ........       --%     -%

         At March 31, 1997, the Company has net operating loss (NOL) carryforwards of approximately $8,000,000 for federal purposes and approximately $4,000,000 for state purposes. The federal NOLs are available to offset future taxable income and expire at various dates through March 31, 2012 while the state NOLs are available and expire at various dates through March 31, 2002.

         A portion of the NOLs described above are subject to provisions of the Internal Revenue Code 382 which limits use of net operating loss carryforwards when changes of ownership of more than 50% occur during a three year testing period. During the year ended March 31, 1994, the Company's ownership changed by more than 50% as a result of the common and preferred stock transactions described in Note 13. Further changes in common and preferred stock ownership during the year ended March 31, 1997 have also potentially limited the use of NOLs. The effect of such limitation has yet to be determined. NOLs could be further limited upon the exercise of outstanding stock options or an initial public offering of preferred stock (Note 15).

11.      Commitments and Contingencies

         1994 Stock Option Plan

         In June 1994, the Company adopted the 1994 Stock Option Plan (the "Plan") which provides for options to purchase an aggregate of not more than 50,000 post-reverse split shares of common stock as may be granted from time to time by the Company's Board of Directors. Concurrent with the adoption of the Plan, an option to purchase 3,334 post-reverse split shares of common stock at $6.30 per share; as adjusted for the one-for-three reverse split (Note 15) was granted to the Company's Secretary/Treasurer.
          As of June 30, 1997, no options to purchase common stock had been exercised.

         401(k) Employee Stock Ownership Plan

         In August 1994, the Company adopted a 401(k) Employee Stock Ownership Plan (the "Plan") which covers substantially all employees of the Company. The Plan includes provisions for both an Employee Stock Ownership Plan ("ESOP") and a 401(k) Plan.

         The ESOP allows only contributions by the Company which can be made annually at the discretion of the Company's Board of Directors. The ESOP is designed to invest primarily in the Company's stock. As of June 30, 1997, there had been no transactions with regards to the ESOP.

         The 401(k) portion of the Plan is contributed to by the employees of the Company through payroll deductions. The Company makes no matching contributions to the 401(k).

PLAY CO. TOYS & ENTERTAINMENT CORP.
(A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

NOTES TO FINANCIAL STATEMENTS
CONTINUED




11.      Commitments and Contingencies (continued)

         Operating Leases

         The Company leases its retail store properties under noncancelable operating lease agreements which expire through September 2005 and require various minimum annual rentals. Several of the leases provide for renewal options to extend the leases for additional five or ten-year periods. Certain store leases also require the payment of property taxes, normal maintenance and insurance on the properties and additional rents based on percentages of sales in excess of various specified retail sales levels.

         The Company incurred rental expense under all operating leases of $838,982 and $612,644 for the three months ended June 30, 1997 and 1996, respectively, and $2,681,728 and $2,841,215 for the years ended March 31, 1997 and 1996. Contingent rent expense was insignificant during the three months ended June 30, 1997 and 1996 and the years ended March 31, 1997 and 1996.

         During the three months ended June 30, 1997 and 1996 and, the Company sub-leased portions of its warehouse building and a portion of one of its retail locations under noncancelable operating leases. Sublease income totaled $2,310 and $33,297 for the three months ended June 30, 1997 and 1996 and $134,093 and $93,822 for the years ended March 31, 1997 and 1996 (Notes 12 and 15a).

         At March 31, 1997 the aggregate future minimum lease payments due under these noncancelable leases are as follows:

                      Year Ending
                       March 31,

                         1998   $2,099,491
                         1999    1,776,806
                         2000    1,641,013
                         2001    1,014,003
                         2002      774,325
Thereafter                       1,968,345

Total minimum lease payments    $9,273,983
-----------------------------   ==========

         Dependence on Suppliers

         Approximately thirty-one percent (31%) of the Company's inventory purchases are made directly from five (5) manufacturers. The Company typically purchases products from its suppliers on credit arrangements provided by the manufacturers. The termination of a credit line or the loss of a major supplier or the deterioration of the Company's relationship with a major supplier could have a material adverse effect on the Company's business.

         Seasonality

         The Company's business is highly seasonal with a large portion of its revenues and profits being derived during the months of November and December. Accordingly, in order for the Company to operate, it must obtain substantial short-term borrowings from lenders and the Company's suppliers during the first three-quarters of each fiscal year to purchase inventory and for operating expenditures. Historically, the
         Company has been able to obtain such credit arrangements and substantially repay the amounts borrowed

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




11.      Commitments and Contingencies (continued)

         from suppliers and reduce outstanding borrowings from its lender during the fourth quarter of its fiscal year.

         Joint Venture

         On March 14, 1995, the Company entered into an agreement (the "Agreement"), with an individual to form a Limited Liability Company (the "LLC") to engage in the distribution of toy products. Profits, losses and distributions of the LLC were to be allocated pursuant to the above percentage interests. On December 31, 1995, the Company and the individual entered into a termination agreement whereby the Company withdrew from the LLC. In connection therewith, the Company received an aggregate of $32,000 representing the Company's share of net profits earned by the LLC through December 31, 1995, and return of the Company's initial investment in the LLC totaling $800.

         The Company made purchases from the LLC at five percent above the LLC's cost which aggregated approximately $263,000 during the year ended March 31, 1996. Due to termination of this venture in December 1995, such agreement had no impact on the Company's operations for the year ended March 31, 1997.

12.      Related Party Transactions

         Office and Warehouse Lease

         The Company leases an office and warehouse building from a partnership of which one of the partners is a Company officer, stockholder and director. Rent expense under this lease totaled $170,744 and $128,327 for the three months ended June 30, 1997 and 1996 and $227,546 and $227,916 for the years ended March 31, 1997 and 1996. The lease expires in April 2000.

         Sub-lease

         During the years ended March 31, 1997 and 1996, sub-lease rental income included $68,173 and $54,422, from an entity in which stockholders and employees of the Company have an ownership interest. During the three months ended June 30, 1997 and 1996 sublease rental income was $2,310 and $33,297, respectively.

         Consulting Agreement

         During the year ended March 31, 1997 the Company entered into a consulting agreement with the stockholder of Toys International. The term of the agreement commenced on January 16, 1997, expired on April 16, 1997 and called for three monthly payments of $10,000 each. Expenses related to the agreement totaled $6,666 for the year ended March 31, 1997, and $9,999 for the three months ended June 30, 1997.

         Board of Director Fees

         The Company made payments aggregating $7,000 to the chairman of the board of directors for various consulting services during the year ended March 31, 1997.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




13.      Equity Transactions

         On April 3, 1995, the Company redeemed an aggregate 122,368 shares of Series B preferred stock at the redemption price of $122,368 and paid dividends on the Series B preferred stock aggregating $15,931. On March 4, 1996, the Company redeemed an aggregate 40,789 shares of Series B preferred stock at the redemption price of $40,789 and paid dividends on the Series B preferred stock aggregating $3,052.

         All unpaid dividends due on the Series A and Series B preferred stock, aggregating $6,101 as of March 31, 1996, have been accrued and are reflected in the respective preferred stock balances in the accompanying balance sheets.

         In April 1996, the Company redeemed all remaining outstanding shares of Series B preferred stock, aggregating 81,579, at the redemption price of $81,579 and paid dividends on the Series B preferred stock aggregating $6,101.

         In April 1996, EACC exercised options to acquire 528,070 shares of the Company's Series E preferred stock. In connection therewith, the amount due to affiliate, aggregating $528,070 at March 31, 1996, was extinguished.

         On June 30, 1996 the Company issued 334,000 shares of the Series E Class I preferred stock to EACC at a rate of $1.00 per share for total cash considerations of $334,000. The shares were then transferred to United Textiles.

         On August 8, 1996 the Company amended its Certificate of Incorporation upon approval by the board of directors to allow the Series D preferred stock to be convertible into 385,676 post-reverse split shares (Note
         15) of the Company's common stock. In addition, the Company increased the number of authorized shares of common stock to 40,000,000. The newly authorized common stock has identical rights to the previously authorized common stock. Further, the Company authorized the issuance of Series E preferred stock to be issued in two separate classes of 1,900,000 shares, designated Series E Class I and 100,000 shares designated Series E Class II. The Series E preferred stock is non-voting and provides for cumulative dividends to holders at $1.00 per share. The dividends are payable within 90 days of each year anniversary of issuance and may only be declared by the board of directors out of legally available funds. The board of directors has not declared any dividends at March 31, 1997 and the annual anniversary date of any issuance has not occurred. The holders of the Series E preferred stock have the option of converting each share held into twenty (20) of the Company's common stock. The holders of the Series E preferred stock shall be entitled to be paid an amount in cash equal to $1.00 per share prior to any distributions to the holders of shares of common stock. Should the Company's assets be insufficient to pay the holders of the Series E preferred stock, the holders of the Series E preferred stock shall share ratably, in any distributions, with any other equivalent securities of the Company that may be established by the Company's board of directors. See Note 15 for discussion of additional subsequent changes to the Company's common and preferred stock capital structure.

         On August 11, 1996, American Toys converted its share of preferred Series D stock into 385,676 post-reverse split shares (Note 15) of the Company's common stock. At this time, American Toys owned 1,235,319 post-reverse split shares (Note 15) of the common stock of the Company which were spun-off to the majority stockholder of American Toys, United Textiles. As a result, United Textiles became the majority stockholder of the Company.

         In August 1996, the 334,000 Series E Class I preferred stock held by United Textiles was converted into 2,226,667 post-reverse split shares (Note 15) of the Company's common stock. In addition, in February 1997, EACC converted 27,500 shares of the Series E Class I preferred stock into 183,333 post-reverse split shares (Note 15) of the Company's common stock all of which were transferred to two unaffiliated companies.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




13.      Equity Transactions (continued)

         In October 1996, EACC exercised options to acquire 500,000 and 300,000 shares of Series E Class I preferred stock. In January 1997, EACC exercised options to acquire an additional 1,200,000 shares of Series E Class I preferred stock. All options were exercised at $1.00 per share.

         On February 7, 1997, the Company amended its certificate of incorporation to increase the authorized Series E preferred stock from 2,000,000 to 4,000,000 shares of which 3,900,000 are designated Series E Class I preferred stock and 100,000 shares are designated Series E Class II preferred stock. See Note 15 for discussion of additional subsequent changes to the Company's common and preferred stock capital structure.

14.      Supplemental Cash Flow Information

         Cash paid for income taxes and interest was as follows:

                Three Months Ended June 30,         Years Ended March 31,
                1997       1996                        1997       1996

Interest paid   $118,619   $ 91,858                    $443,875   $464,832
Income taxes    $  1,600   $   --                      $    800   $    800

         During the three months ended June 30, 1997, the Company entered into an agreement to sell 250,000 shares of Series E preferred stock and 500,000 warrants to purchase Series E preferred stock. As a result, $550,000 was recorded as subscription receivables at June 30, 1997. For the year ended March 31, 1997, non-cash financing activities include the extinguishment of balance due to affiliate aggregating $528,070 in exchange for 528,070 shares of Series E Class I preferred stock (Note
         5), the conversion on 1 share of Series D preferred stock for 385,676 post-reverse split shares (Note 15) of common stock (Note 13) and the conversion of 361,500 shares of Series E Class I preferred stock for 2,410,000 post-reverse split shares (Note 15) of common stock. In addition, the Company incurred $265,000 in Notes payable to the stockholder of Toys International as a result of the asset purchase which consisted mainly of inventory. Such amount was collected in August 1997 (Note 15e).

         For the year ended March 31, 1996, non-cash financing activities include the extinguishment of stockholders Notes payable and related accrued interest, aggregating $1,399,044, in exchange for one share of Series D preferred stock (Note 13) and the issuance of common stock options aggregating $458,000 (Notes 4 and 5).

15.      Events Subsequent to March 31, 1997

         a)   Termination of Warehouse Lease

         In April 1997, the Company negotiated a settlement with a landlord for an excess warehouse facility, whereby the Company was released from the lease obligation for a settlement of $60,000. This early lease termination will result in annual savings of approximately $235,000 based on the original scheduled lease term through April 2000. Termination of this warehouse lease also resulted in the cancellation of sub-lease agreements.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                          NOTES TO FINANCIAL STATEMENTS
                                    CONTINUED




15.      Events Subsequent to March 31, 1997 (continued)


         b)   Additional Financing

         On various dates subsequent to March 31, 1997, affiliates of the majority stockholder of United Textiles advanced amounts aggregating $700,000 to the Company. The advances were exchanged for 700,000 shares of Series E preferred stock.

         Additionally, the individual, beneficial, majority stockholder of United Textiles has represented his intent and ability to provide additional working capital to the Company, should such be necessary, through September 1998.

         c)   Changes in Capital Structure

         On June 30, 1997, a special meeting of the Company's stockholders was held. The issues approved by the stockholders had the following effect on the Company's capital structure.

              A one-for-three reverse split of the Company's common stock. Effects of such reverse split have been retroactively adjusted to share and per share amounts in the financial statements.

              The elimination of Class I and Class II designation for Series E preferred stock. There were previously no shares of Series E Class II preferred stock outstanding.

              The elimination of the dividend provisions on the Series E preferred stock.

              The   reduction  of  the  ratio  for  Series  E  preferred   stock
                    conversion to shares of common stock from 20 to 1 to a ratio of 6 to 1.

              An increase in the number of authorized shares of Series E preferred stock to 5,000,000 and stockholder authorization for the issuance of up to 1,000,000 shares of the Company's Series E preferred stock by the Company for sale in an Initial Public Offering.

         The above issues affecting the Series E preferred stock were effected by filing an amendment to the Company's certificate of incorporation.

         d)   Proposed Public Offering

         As of June 30, 1997, the Company has engaged an underwriter to assist with a public offering of securities. The Company plans to offer 750,000 shares of Series E preferred stock for an anticipated price of $4.00 per share. In addition, the Company plans to offer 1,500,000 redeemable Series E stock purchase warrants which entitles the holder to purchase one share of Series E preferred stock at a price of $5.00 for a period of four years. The Company anticipates that the proposed public offering will generate net proceeds of approximately $2,500,000 after underwriting commissions, discounts and other offering expenses and before the exercise of any of the redeemable warrants. Management expects to utilize the net proceeds to acquire the necessary fixtures to open five additional retail locations; for

                                        PLAY CO. TOYS & ENTERTAINMENT CORP.
                                  (A SUBSIDIARY OF UNITED TEXTILES & TOYS CORP.)

                                           NOTES TO FINANCIAL STATEMENTS
                                                     CONTINUED




15.      Events Subsequent to March 31, 1997 (continued)

         retrofitting six existing stores; for relocation of two stores upon expiration of existing leases; and for general working capital needs.

         e)   Subscribed Preferred Stock (unaudited)

         In an agreement dated June 30, 1997, the Company agreed to issue 250,000 shares of Series E preferred stock for $500,000 and for an additional $50,000 to issue 500,000 warrants to purchase Series E preferred stock in a private sale. As a result of that agreement, the Company booked a subscription receivable for $550,000 and recorded increases to Series E preferred stock and additional paid-in-capital of $500,000 and $50,000, respectively. The Company received all of the $550,000 of proceeds on August 12, 1997.

         f)   Delisting of Securities

         On September 24, 1997, the Company's Common Stock was delisted from trading on the Nasdaq Stock Market. The Company appealed an earlier Nasdaq determination and presented its argument at an oral hearing in front of the Nasdaq hearings panel. On September 23, 1997, the Company received a decision from the hearings panel that based its delisting on its belief that the Company did not meet the stockholders' equity maintenance requirement of $1,000,000 and based on transactions it deemed "detrimental to the investing public and the public interest" concerning transactions undertaken in February 1996 with respect to the Company obtaining its credit line with Congress Financial Corporation (Western). The Company's management believes that Nasdaq has erred in its determination and plans to seek all administrative and legal remedies in an attempt to overturn Nasdaq's determination.

         The Company expects that its Common Stock, together with the Series E Preferred Stock and redeemable Series E Stock purchase warrants being offered in the public offering described above, will trade on the over-the-counter market on the OTC Bulletin Board.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN        750,000 SHARES OF SERIES
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE              E PREFERRED STOCK AND
ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN 1,500,000 WARRANTS AND 250,000 THIS PROSPECTUS IN CONNECTION WITH THE OFFERING SHARES AND 500,000 WARRANTS
CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH         BY A SELLING SECURITYHOLDER
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
UPON.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER              PLAY CO. TOYS &
TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF          ENTERTAINMENT CORP
THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN
OFFER.  THE DELIVERY OF THIS PROSPECTUS AT ANY TIME
DOES NOT IMPLY THAT THE INFORMATION STATED IS
CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE
HEREOF.

                     --------------------

                       TABLE OF CONTENTS
                                                              September 30, 1997
PROSPECTUS SUMMARY............................................

RISK FACTORS..................................................

DIVIDEND POLICY...............................................

USE OF PROCEEDS...............................................

CAPITALIZATION................................................

MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...................................................

MARKET FOR COMMON EQUITY......................................

BUSINESS......................................................

MANAGEMENT....................................................

PRINCIPAL SECURITYHOLDERS.....................................

PLAN OF DISTRIBUTION FOR THE SECURITIES OF....................
THE SELLING SECURITYHOLDER....................................

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................

DESCRIPTION OF
SECURITIES ...................................................

UNDERWRITING..................................................

LEGAL OPINIONS................................................

EXPERTS.......................................................

CHANGE IN COMPANY'S CERTIFYING ACCOUNTANTS....................

AVAILABLE INFORMATION.........................................

INDEX TO FINANCIAL STATEMENTS..............................F-1


UNTIL (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         As permitted under the Delaware General Business Law, the Company's Certificate of Incorporation and By-Laws provide for indemnification of a Director or Officer under certain circumstances against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a Director or Officer. In addition, the Company's charter documents provide for the elimination of Directors' liability to the Company or its stockholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law, or illegal personal gain.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to Directors, Officers, and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer, or controlling person of the Company in the successful defense of any such action, suit, or proceeding) is asserted by such Director, Officer, or controlling person of the Company in connection with the Securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication by such court of such issue.

Item 25.  Other Expenses of Issuance and Distribution.

Registration Fee ....................   $     4,896.16
NASD Filing Fee .....................         1,920.00
Boston Stock Exchange ...............        20,000.00
Printing and Engraving ..............        40,000.00
Legal Fees and Expenses .............       100,000.00
Accounting Fee and Expenses .........        25,000.00
Transfer Agent and Warrant Agent Fees         2,000.00
State Filing Fees and Blue
  Sky Expenses ......................        33,000.00
Underwriter's non-accountable
  expense allowance .................        94,500.00
Miscellaneous .......................        13,683.84
                                        -----------
Total ...............................   $335,000.00 (1)

(1)      Estimated.

Item 26.  Recent Sales of Unregistered Securities.

         The sales of securities of the Company described below were exempt from registration under the Act, in reliance upon the exemption afforded by Section 4(2) of the Act for transactions not involving a public offering. All certificates evidencing such sales bear an appropriate restrictive legend.

         In August 1996, the one share of Series D Preferred Stock was converted into 1,157,028 shares of the Company's Common Stock based on the initial amount of the debt divided by the average price of the shares for a 90 day period prior to the conversion. This was performed in order for American Toys to spin such shares off to its stockholders and divest itself of its interest in the Company.

         From October 1996 to June 1997, EACC exercised its option and purchased an aggregate of 3,562,070 shares of the Series E Class I Preferred Stock, of which 361,500 shares were converted into shares of Common Stock.

         In June 1997, the Company issued 20,000 shares of Common Stock to Klarman & Associates for legal fees of $500.

         In July 1997, for proceeds of $550,000, the Company issued 250,000 shares of the Series E Stock and 500,000 Warrants in a private transaction.


Item 27.  Exhibits.

         All exhibits, except those designated with an asterisk (*), which are filed herewith this Amendment No.1, have been previously filed with the Commission, either on the initial filing of this Registration on Form SB-2 filed August 14, 1997, or in connection with the Company's Registration Statement on Form SB-2, dated November 2, 1994, under file No. 33-81940-NY ("Initial SB-2"), or pursuant to the referenced Exchange Act report and pursuant to 17 C.F.R. ss.230.411 and are incorporated by reference herein.

  1.1                      -        Form of Underwriting Agreement.
  3.1                      -        Certificate of Incorporation of the Company dated June 15, 1995 (Incorporated by reference into herein from Initial SB-2).
  3.2                      -        Amendment to Certificate of Incorporation of the Company, filed July 2, 1997.
  3.2(a)*                  -        Amendment to Certificate of Incorporation of the Company, filed August 11,
                                    1997.
  3.3                      -        By-Laws of the Company (Incorporated by reference into herein from Initial SB-
                                    2).
  4.1                      -        Specimen Common Stock Certificate (Incorporated by
                                    reference herein from the Initial SB-2).
  4.2*                     -        Specimen Warrant Certificate.
  4.3*                     -        Specimen Series E Preferred Stock Certificate.
  4.4                      -        ESOP Plan (incorporated by reference herein from the
                                    Initial SB-2).
  4.5*                     -        Form of Warrant Agreement between the Company, the
                                    Underwriter and Continental Stock Transfer & Trust
                                    Company.
  5.0*                     -        Opinion of Klarman & Associates
10.22                      -        Lease Agreement for Store-Escondido (incorporated by reference herein from the Initial SB-2).
10.23                      -        Lease Agreement for Store-Convoy (incorporated by reference herein from the
                                    Initial SB-2).
10.26                      -        Lease Agreement for Store-Chula Vista (incorporated by reference herein from the Initial SB-2).
10.27                      -        Lease Agreement for Store-El Cajon (incorporated by reference herein from the
                                    Initial SB-2).
10.29                      -        Lease Agreement for Store-Simi Valley (incorporated by reference herein from the Initial SB-2).
10.30                      -        Lease Agreement for Store-Encinitas (incorporated by reference herein from the
                                    Initial SB-2).
10.31                      -        Lease Agreement for Store-San Dimas (incorporated by reference herein from the Initial SB-2).
10.33                      -        Lease Agreement for Store-Rialto (incorporated by reference herein from the
                                    Initial SB-2).
10.34                      -        Lease Agreement for Store-Redlands (incorporated by reference herein from the
                                    Initial SB-2).
10.35                      -        Lease Agreement for Store-Rancho Cucamonga (incorporated by reference herein from the Initial SB-2).
10.36                      -        Lease Agreement for Store-Woodland Hills (incorporated by reference herein from the Initial SB-2).
10.37                      -        Lease Agreement for Warehouse-Executive Offices (incorporated by reference herein from the Initial SB-2).
10.38                      -        Lease Agreement for Store-Pasadena (incorporated by reference herein from the
                                    Initial SB-2).
10.38(a)                   -        Lease Agreement for Store-Whittier (incorporated by reference herein from the
                                    Initial SB-2).
10.41                      -        The Company Incentive Stock Option Plan (incorporated by reference herein from the Initial SB-2).
10.44                      -        Lease Agreement for Store-Corona Plaza (incorporated by reference herein from the Initial SB-2).
10.50                      -        Extension of Warehouse Lease (incorporated by reference herein from the Initial
                                    SB-2).
10.65                      -        Direct  delivery  Purchase  Agreement  between  the
                                    Company and Camp Pendleton (incorporated by reference
                                    herein from the Initial SB-2).
10.66                      -        Direct  delivery  Purchase  Agreement  between  the
                                    Company  and  MCRD,   San  Diego   (incorporated   by
                                    reference herein from the Initial SB-2).
10.75                     -         Asset Purchase Agreement for the purchase of Toys International
                                    (incorporated by reference herein to exhibit 10.75 of  the Company's
                                    10-QSB for the period ended December 31, 1995 filed with the
                                    Commission.

10.76                      -        Lease Agreement for Store-Riverside International (incorporated by reference herein to exhibit 10.76 of  the Company's 10-KSB for the year ended March 31,1997, filed with the Commission).
10.77                      -        Lease Agreement for Store-Santa Clarita International (incorporated by reference herein to exhibit 10.77 of  the Company's 10-KSB for the year ended March 31, 1997, filed with the Commission).
10.78                      -        Lease Agreement for Store - South Coast Plaza International
                                    (incorporated             by reference herein to exhibit 10.78 of  the Company's
                                    10-KSB for the year ended March 31,1997, filed with the Commission).
10.79                      -        Lease Agreement for Store - Century City International (incorporated by reference herein to exhibit 10.79 of  the Company's 10-KSB for the year ended March 31, 1997, filed with the Commission).
10.80                      -        Lease Agreement for Store - Crystal Court International (incorporated by reference herein to exhibit 10.80 of  the Company's 10-KSB for the year ended March 31, 1997, filed with the Commission).
10.81                     -         Lease Agreement for Store - Orange County (incorporated by reference herein to exhibit (i)
                                    of  the Company's 10-QSB/A-1 for the period ended September 30, 1995 filed with the Commission).
10.82                      -        Loan and Security Agreement with by and between Congress Financial
                                    Corporation (Western) as Lender and Play Co. Toys as Borrower dated
                                    February 1, 1996 (incorporated by reference herein to exhibit (i) of the
                                    Company's  10-QSB for the period  ended  December 31,
                                    1995).
10.82(a)                   -        Amendment No. 4 to Loan and Security Agreement with Congress.
10.83                      -        Stock Purchase Option Agreement with Europe America Capital
                                    Corporation for Series E Preferred Stock (incorporated by reference herein to exhibit (ii) of the Company's 10-QSB for the period ended
                                    December 31, 1995).
10.84                      -        Stock Purchase Option Agreement with Europe America Capital
                                    Corporation for Common Stock (incorporated by reference herein to exhibit (iii) of the Company's 10-QSB for the period ended December
                                    31,1995).
10.85                      -        Lease Agreement for Store - Mission Viejo (incorporated by reference herein to exhibit (iv) of the Company's 10-QSB for the period ended
                                    December 31, 1995).
10.86                      -        Subscription Agreement between the Company and Volcano Trading
                                    Limited dated June 30, 1997.
16.01                      -        Letter from BDO Seidman, LLP (incorporated by reference herein to
                                    Form 8-K dated February 20, 1997).
23.01*                     -        Consent of Haskell & White LLP
23.02                      -        Consent of Klarman & Associates, is contained in their opinion filed as exhibit
                                    5.0 to this Registration Statement.

item 28.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any addition or deletion of a managing Underwriter.

         (2) That, for the purpose of determining any liability under the Act, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purpose of determining any liability under the Act, each such Post-Effective Amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, Officers, and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such Director, Officer, or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue by such court. See Item 24.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on the 29th day of September, 1997.


                                             PLAY CO. TOYS & ENTERTAINMENT CORP.


                                                      By:      \s\ Richard Brady
                                                                  Richard Brady,
                                                         Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



\s\ Harold Rashbaum                                                    Chairman of the Board                  09/29/97
Harold Rashbaum                                                                                               Date


\s\ Richard Brady                                                      Chief Executive Officer,               09/29/97
Richard Brady                                                          President and Director                 Date


\s\ James B. Frakes                                                    Chief Financial Officer                09/29/97
James B. Frakes                                                        and Secretary                          Date



\s\ Sheikhar Boodram                                                   Director                               09/29/97
Sheikhar Boodram                                                                                              Date

